UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☒ Definitive Proxy Statement

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Marathon Oil Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022 PROXY STATEMENT

# NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 25, 2022

Marathon Oil® Corporation

Photo of rig in the Eagle Ford,
operated by Marathon Oil Corporation.

LETTER TO STOCKHOLDERS

April 8, 2022

Dear Marathon Oil Corporation Stockholder,

2021 was an outstanding year at Marathon Oil, as evidenced by our bottom line financial results and environmental, safety and governance (ESG) excellence that compete not only with the best companies in energy, but with the best in the S&P 500.
We’re particularly proud of our strong safety performance, disciplined capital framework and compelling return of capital to stockholders, including executing over $1 billion of share repurchases since October and four consecutive base dividend raises, representing a cumulative 133% increase.

Throughout the year, we did not waver from our reinvestment rate capital allocation framework, generating over $2.2 billion of free cash flow, including approximately $900 million during fourth quarter alone, and returning that cash back to you, our stockholders. During fourth quarter, we returned more than 70% of our cash flow from operations to equity investors, significantly exceeding our minimum 40% commitment.
Marathon Oil believes continuously improving all elements of our ESG performance is foundational to maximizing long-term stockholder value. During 2021, we made remarkable progress toward our ESG objectives, including achieving our 30% greenhouse gas (GHG) intensity reduction target and improving total Company gas capture to 98.8%. In early 2022, we announced new environmental objectives that complement our existing 2025 GHG intensity goal, and which are consistent with the trajectory of the Paris Climate Agreement. Ultimately, we believe these new quantitative objectives highlight our commitment to meeting global energy demand with leading environmental performance.
Your Board of Directors and management cordially invite you to attend our 2022 Annual Meeting of Stockholders, to be held May 25, 2022, in the Level 6 Auditorium of One MRO, 990 Town & Country Blvd., Houston, TX 77024, at 10:00 a.m. Central Time. In the event it is not possible or advisable to hold our Annual Meeting in person because of the COVID-19 pandemic, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting virtually. If we take this step, we will announce the decision to do so in advance.
We value the communication we have established with our stockholders. We look forward to continuing to hear your views, and we ask for your continued support as we work to maximize the value of your investment in our Company.
We are making our proxy materials accessible online, which allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Please read the Proxy Statement for more information about how to access the proxy materials online.
On April 13, 2022, we plan to mail to our U.S. stockholders a notice explaining how to access our 2022 Proxy Statement and 2021 Annual Report, request a printed copy of these materials and vote online. All other stockholders will continue to receive copies of the Proxy Statement and Annual Report by mail.
Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote promptly so that your shares will be represented and properly voted at the meeting.

Sincerely,

Lee M. Tillman	Marcela E. Donadio
Chairman, President and Chief Executive Officer	Independent Lead Director

NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	PLACE:	RECORD DATE:
Wednesday, May 25, 2022 10:00 a.m. Central Time	One MRO, Level 6 Auditorium 990 Town & Country Blvd., Houston, TX 77024	March 28, 2022
If attending the 2022 Annual Meeting of Stockholders, please plan to arrive at least 30 minutes early to allow ample time for check-in. Additional details regarding Marathon Oil Corporation’s visitor protocol and COVID-19 Safety Requirements can be found in the Q&A section of this Proxy Statement on p. 63.
As part of our effort to maintain a healthy and safe environment at our Annual Meeting, we are closely monitoring statements issued by the Centers for Disease Control and Prevention regarding the COVID-19 pandemic. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting remotely on the Broadridge Virtual Shareholder Meeting Platform (VSM Platform). If we take this step, we will announce the decision to do so in advance via a press release and by filing the information with the SEC as supplemental proxy materials. Regardless, the meeting will still be held on Wednesday, May 25, 2022, 10:00 a.m. Central Time. If the meeting is held via the VSM Platform, you will be able to participate in the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MRO2022 and entering your 16-digit control number found on your Notice of Internet Availability of Proxy Materials (Notice), proxy card or voting instructions.

AGENDA
At the 2022 Annual Meeting for Marathon Oil Corporation (Marathon Oil or Company), stockholders will be asked to vote on the following proposals:
ITEM 1: Elect 7 directors to serve until the 2023 Annual Meeting (read more on p. 5).
☑ Your Board recommends a vote FOR the election of each director nominee.
ITEM 2: Ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2022 (read more on p. 60).
☑ Your Board recommends a vote FOR Proposal 2.
ITEM 3: Approve on an advisory basis our 2021 named executive officer compensation (read more on p. 62).
☑ Your Board recommends a vote FOR Proposal 3.
Other Business: Stockholders will also transact any other business that properly comes before the meeting.
A list of stockholders entitled to vote at the meeting will be available at the meeting. If you plan to attend the meeting, you will need to present a government-issued photo identification, along with proof of your stock ownership as outlined in the Q&A under “Who will be admitted to the Annual Meeting?” If the meeting is held via the VSM Platform, you will be able to access the list of stockholders entitled to vote at the meeting by visiting www.virtualshareholdermeeting.com/MRO2022, entering your 16-digit control number, and clicking on “Registered Stockholder List.” You will need to complete an attestation form to access the list.
The Notice is being mailed, and the attached Proxy Statement is being made available, to our stockholders on or about April 13, 2022. Please read the attached Proxy Statement carefully and submit your vote as soon as possible. Your vote is important. Whether the meeting is held at the Level 6 Auditorium of One MRO or via the VSM Platform, we hope you will vote as soon as possible. You can ensure that your shares are voted at the meeting by using our online or telephone voting system or by completing, signing and returning a proxy card.

ONLINE	TELEPHONE	MAIL	IN PERSON

Visit www.proxyvote.com or scan the QR code on your Notice or proxy card with a smart phone. You will need the 16-digit number included in your Notice, proxy card or voting instructions.	Dial 1-800-690-6903 and follow the recorded instructions. You will need the 16-digit number included in your Notice, proxy card or voting instructions.	Only if you received a proxy card by mail, you may send your completed and signed proxy card in the envelope provided.	You may vote in person at the Annual Meeting in certain circumstances outlined in the Q&A section of this proxy.
By order of our Board of Directors,
Kim Warnica
Executive Vice President, General Counsel and Secretary
April 13, 2022

PROXY STATEMENT

MARATHON OIL | TABLE OF CONTENTS

ABOUT MARATHON OIL CORPORATION
COMPANY OVERVIEW
We are an independent exploration and production company based in Houston, Texas, focused on U.S. resource plays: Eagle Ford in Texas, Bakken in North Dakota, STACK and SCOOP in Oklahoma and Northern Delaware in New Mexico. Our U.S. assets are complemented by our international operations in Equatorial Guinea.
Our overall business strategy is to responsibly deliver competitive corporate level returns, free cash flow and cash returns to stockholders, all of which are sustainable and resilient through long-term commodity price cycles. We expect to achieve our business strategy by adherence to a disciplined reinvestment rate capital allocation framework that limits our capital expenditures relative to our expected cash flow from operations. Keeping our workforce safe, maintaining a strong balance sheet, responsibly meeting global energy demand with a focus on continuously improving environmental performance, serving as a trusted partner to our local communities and maintaining best-in-class corporate governance standards are foundational to the execution of our strategy.

Committed to our Framework	Corporate Returns	Disciplined reinvestment in strongest rate-of-return opportunities

	Free Cash Flow	Sustainable free cash flow across wide range of commodity prices

	Return of Capital	Return meaningful capital to investors

	Differentiated Execution	Continuously improve performance, reduce costs and deliver on commitments

Powered by our Foundation	Multi-Basin Portfolio	Capital allocation flexibility, broad market access, supplier diversification, rapid sharing of best practices, platform for talent development

	Balance Sheet Strength	Continue improving investment grade balance sheet; maintain financial strength and flexibility to execute business plan

	ESG Excellence	Safety first, responsibly meeting global energy demand with leading environmental performance, trusted partner to local communities, best-in-class governance

1 MARATHON OIL | ABOUT MARATHON OIL CORPORATION

ESG EXCELLENCE
We believe that we must deliver financial outcomes and ESG excellence that are competitive not only with our direct E&P peers but with the broader market as well. During 2021, we made comprehensive progress across all elements of our ESG related measures and significantly enhanced our environmental objectives.
1 Based on Total Recordable Incident Rate (TRIR) of 0.29; TRIR measures combined employee and contractor workforce incidents per 200,000 hours.
2 Greenhouse Gas (GHG) intensity: as measured by scope 1 and 2 metric tonnes carbon dioxide equivalent (CO2e) emissions per thousand barrels of oil equivalent of hydrocarbons produced from Marathon Oil-operated facilities. All percentage reductions are relative to 2019 GHG emissions intensity.
3 Gas Capture Percentage: the percentage by volume of wellhead natural gas captured upstream of low pressure separation and/or storage equipment such as vapor recovery towers and tanks.
4 Methane intensity: as measured by metric tonnes carbon dioxide equivalent (CO2e) emissions of methane per thousand barrels of oil equivalent of hydrocarbons produced from Marathon Oil-operated facilities. All percentage reductions are relative to 2019 Methane emissions intensity.

MARATHON OIL | ABOUT MARATHON OIL CORPORATION 2

FOCUS ON GOVERNANCE
Our commitment to strong governance practices is illustrated by the following:
» Annual election of directors » Independent Lead Director » Single class of voting stock	» Majority voting standard for directors in uncontested elections » Proxy access by-law » No stockholder rights plan

FOCUS ON COMPENSATION GOVERNANCE PRACTICES

WHAT WE DO		WHAT WE DON’T DO
☑	Emphasize at-risk compensation designed to link pay to performance; all LTI vehicles denominated in shares	☒	Offer employment agreements to our executive officers
☑	Include ESG metrics in annual incentive compensation design to further align with stakeholder interest	☒	Provide gross-up payments to cover excess parachute payment excise taxes for executive officers
☑	Maintain stock ownership requirements for executive officers and directors	☒	Allow margin, derivative or speculative transactions with our company stock, such as hedges, pledges and margin accounts, by executive officers and directors
☑	Maintain “double-trigger” change in control cash severance payments and accelerated vesting of certain equity awards	☒	Reward executives for excessive, inappropriate or unnecessary risk-taking
☑	Incorporate compensation clawback provisions in annual and long-term incentives
☑	Offer minimal use of perquisites and no related tax gross-ups
☑	Proactively engage with our stockholders on compensation, environmental and governance issues
☑	Engage an independent compensation consultant to advise the Committee
☑	Dedicate significant time each year to robust executive succession planning and leadership development

FOCUS ON HEALTH, ENVIRONMENTAL, SAFETY AND CORPORATE RESPONSIBILITY
Our Board of Director’s (Board) key oversight role includes reviewing and aligning on corporate strategy, financial integrity and overseeing the sustainability of our enterprise and the strength of our risk management efforts. Our Board believes we have a responsibility to deliver long-term value to our stockholders, while also providing affordable and reliable energy in a responsible, safe and sustainable manner, and their decision-making takes climate-related risks into account. Our Board has four standing committees that assist with various aspects of this oversight: Audit and Finance; Compensation; Corporate Governance and Nominating; and Health, Environmental, Safety and Corporate Responsibility (HESCR). The HESCR Committee plays a vital role in our sustainability efforts and includes directors with experience in this area. One of the principal functions of the HESCR Committee is to identify, evaluate and monitor: (i) safety, (ii) health, environmental and climate issues, (iii) social, public policy and political trends and (iv) issues and concerns that could affect our business activities and performance. This committee meets at least twice per year to understand and monitor climate-

3 MARATHON OIL | ABOUT MARATHON OIL CORPORATION

related trends, issues, legislation, policies, practices and concerns. The Compensation Committee also ensures that our sustainability focus carries through certain components of our compensation structure. In 2021, the annual cash bonus incentive program approved by the Compensation Committee included safety and environmental performance metrics and objectives. See “Corporate Governance—Health, Environmental, Safety and Corporate Responsibility” for additional information.

FOCUS ON HUMAN CAPITAL MANAGEMENT
Our Board believes talent is one of the critical capabilities foundational to delivering on our corporate strategy. Intentional human capital management strategies enable us to attract, develop, retain and reward our dedicated employees. Our Vice President of Human Resources has leadership accountability for our workforce management policies and programs and reports directly to our CEO. Our Board provides oversight to our human capital management strategies as an integral part of our overall enterprise risk management process. Due to the importance of our workforce capabilities, the Board receives updates on our human capital management on a regular cadence.

PROXY OVERVIEW

VOTING ROADMAP	Our Board’s Recommendation
Proposal No. 1: Election of Directors	FOR
Our Board of Directors believes that all of the director nominees listed in the Proxy Statement have the requisite qualifications to provide effective oversight of the Company’s business and management.	Pg 5
Proposal No. 2: Ratification of Independent Auditor for 2022	FOR
Our Audit and Finance Committee and Board of Directors believe that the retention of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022 is in the best interest of the Company and its stockholders.	Pg 60
Proposal No. 3: Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR
We are seeking a non-binding, advisory vote to approve, and our Board of Directors recommends the approval of, the 2021 compensation paid to our named executive officers, which is described in the section of this Proxy Statement entitled “Executive Compensation.”	Pg 62

MARATHON OIL | ABOUT MARATHON OIL CORPORATION 4

PROPOSAL 1: ELECTION OF DIRECTORS
Under our Restated Certificate of Incorporation, directors are elected for terms expiring at the next succeeding Annual Meeting of stockholders. We currently have 8 directors whose terms expire in 2022. Jason B. Few is not seeking reelection and his service will end at the Annual Meeting on May 25, 2022, at which time our Board will be set to seven (7) directors. Each director is nominated for a one-year term expiring at the 2023 Annual Meeting.
Directors are elected by a majority of votes cast. For a director to be elected, the number of shares cast “FOR” a director must exceed the number of votes cast “AGAINST” that director. Abstentions will have no effect in director elections. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by our Board.
Our By-laws require any incumbent who does not receive sufficient votes to promptly tender his or her resignation to our Board. Our Corporate Governance and Nominating Committee will recommend to our Board whether to accept or reject the tendered resignation or take other action. Our Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation within 90 days after certification of the election results. In the event of a vacancy, our Board may fill the position or decrease the size of our Board.
DIRECTOR QUALIFICATIONS AND NOMINATIONS
Our Corporate Governance Principles set forth the process for director selection and director qualifications. In summary, the chair of the Corporate Governance and Nominating Committee, the CEO and the Secretary of the Company work, often with a third-party professional search firm, to review director candidates and their credentials when the Board believes there is a need. At least one member of the Corporate Governance and Nominating Committee, the Independent Lead Director and the CEO meet with the potential director candidate. This screening process applies to nominees recommended by the Corporate Governance and Nominating Committee, as well as nominees recommended by our stockholders in accordance with our By-laws or applicable law. Once a director has been selected either by our Board to serve until the next annual meeting or by election at the annual meeting, they undergo orientation and training. The Corporate Governance and Nominating Committee is responsible for reviewing with our Board the appropriate skills and characteristics required of directors. Directors should be individuals of substantial accomplishment with demonstrated leadership capabilities, and they should represent all stockholders rather than any special interest group or constituency. Selection of director nominees includes a consideration of numerous skills and qualifications, including:
»    an evaluation of their independence;
»    their business or professional experience;
»    their integrity and judgment;
»    their record of public service;
»    their ability to devote sufficient time to the affairs of the Company;
»    their diversity, including diversity of backgrounds and experience they will bring to our Board; and
»    the Company’s needs at that particular time.
DIRECTOR INDEPENDENCE
All of our directors, other than our CEO, are independent.  In accordance with applicable laws, regulations, our Corporate Governance Principles and the rules of the New York Stock Exchange (NYSE), the Board must affirmatively determine the independence of each director and director nominee. The Corporate Governance and Nominating Committee considers all relevant facts and circumstances including, without limitation, transactions during the previous year between the Company and the director directly, immediate family

5 MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS

members of the director, organizations with which the director is affiliated and the frequency and dollar amounts associated with these transactions. The Corporate Governance and Nominating Committee further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. The Corporate Governance and Nominating Committee then makes a recommendation to the Board with respect to the independence of each director and director nominee.
As part of the determination, the Corporate Governance and Nominating Committee and the Board considered that certain of the directors serve or previously served together on not-for-profit boards of charitable organizations and that the Company made various contributions to certain charitable organizations that the directors are associated with. The Board also took into account that certain entities affiliated or previously affiliated with the directors received payments or paid amounts to the Company in ordinary course business transactions that were at arm’s length.
Based on these considerations, the standards in our Corporate Governance Principles and the recommendation of the Corporate Governance and Nominating Committee, the Board determined that Chadwick C. Deaton, Marcela E. Donadio, Jason B. Few, M. Elise Hyland, Holli C. Ladhani, Brent J. Smolik and J. Kent Wells are independent.  As CEO of the Company, Mr. Tillman is not independent.
DIRECTOR DIVERSITY
The Corporate Governance and Nominating Committee is responsible for reviewing with our Board the appropriate size and composition of the Board. When considering the director nominees, our Board will look at a diverse pool of candidates. We view and define diversity in its broadest sense, which includes gender, ethnicity, age, education, experience and leadership qualities. The Corporate Governance and Nominating Committee reviews each candidate’s business or professional experience, demonstrated leadership ability, integrity and judgment, record of public service, diversity, financial and technological acumen and international experience before recommending a candidate to the Board. Below is a summary of the Board diversity for the directors who are standing for reelection.
Board Gender, Ethnicity, Independence, Tenure and Age Diversity

GENDER	ETHNICITY
Three of our seven director nominees, including the Lead Director and the current chairs of the Audit and Finance and HESCR Committees, are female.	14% of our director nominees self-identify as an ethnicity other than Caucasian/White.

INDEPENDENCE	TENURE	AGE
The Board has determined that each of the nominees, other than Mr. Tillman, meet the NYSE’s independence standards.	We believe the mix between short- and long-tenured directors reflects a balance of company experience and new perspectives.	The average age of the director nominees is 62 years.

MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS 6

BOARD SKILLS AND EXPERIENCE DIVERSITY MATRIX
Our directors have a diversity of experience and skills that span a broad range of industries in the public and not-for-profit sectors. They bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen our Board’s ability to carry out its oversight role on behalf of our stockholders. The table below summarizes key qualifications, skills and attributes each director that is standing for reelection brings to our Board. The lack of a mark for a particular item does not mean the director does not possess that qualification or skill. However, a mark indicates a specific area of focus or expertise that the director brings to our Board. More details on each director’s qualifications, skills and attributes as of April 8, 2022 are included in the director biographies on the subsequent pages.

	Tillman	Deaton	Donadio	Hyland	Ladhani	Smolik	Wells
Public Company CEO Experience working as a CEO of a public company	●	●			●	●
Financial Oversight/Accounting Senior executive level experience in financial accounting and reporting, auditing, corporate financing and/or internal controls or experience in the financial services	●	●	●	●	●	●	●
E&P Industry Experience Experience as executives or directors in, or in other leadership positions working with, the exploration and production industry	●	●	●		●	●	●
Engineering Expertise Expertise through relevant undergraduate or graduate in engineering disciplines	●			●		●	●
Public Policy/Regulatory Experience in or a strong understanding of the regulatory issues facing the oil and gas industry and public policy on a local, state and national level	●	●	●	●	●	●	●
HES Experience Experience in managing matters related to health, environmental, safety and social responsibility in executive and operating roles	●	●		●	●	●	●
International Global business or international experience	●	●	●	●	●	●	●
Information Technology Experience in, or strong understanding of, the information technology and cyber-security issues facing the oil and gas industry							●
Risk Management Executive experience managing risk	●	●	●	●	●	●	●
Outside Public Boards	—	1	3	1	1	—	—

7 MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTOR COMMITMENTS
It is the expectation of the Board that every member devote the significant time and attention necessary to fulfill his or her duties as a director, including regularly preparing for, attending and actively participating in meetings of the Board and meetings of committees on which they serve. Our Board recognizes that service on other boards of directors often broadens and deepens the knowledge and experience of our directors, while also understanding that service on too many boards can potentially interfere with a director’s ability to perform his or her responsibilities. Under our Corporate Governance Principles, when considering an additional board position, a director should take into account all his or her current commitments, including any existing directorships and board leadership roles, and determine whether the acceptance of a new directorship will compromise his or her ability to perform present responsibilities. Furthermore, before accepting an additional public board position, a director will notify the Chairman of the Board or the Chairman of the Corporate Governance and Nominating Committee, so that the Corporate Governance and Nominating Committee and the Board may evaluate the impacts of such additional commitment as it relates to his or her present duties to the Company. In such event, the Corporate Governance and Nominating Committee and the full Board will consider potential conflicts of interest and the nature of, and time commitment relating to, a director’s service on all boards in evaluating whether the new directorship would interfere with such director’s ability to properly discharge his or her duties to the Company. When reviewing a director’s other board commitments, consideration is given to any public company board leadership positions (e.g., committee chair).
Notwithstanding the foregoing evaluation, under our Corporate Governance Principles, any director who serves on the board of directors of more than three (3) other public companies shall not be nominated for reelection to the Company’s Board at the next annual meeting of stockholders. Any director who is also an executive officer of a public company and serves on the board of directors of more than one (1) other public company shall not be nominated for reelection to the Company’s Board at the next annual meeting of stockholders. Any member of the Company’s Audit and Finance Committee who serves on the audit committee of more than two (2) other public companies shall be removed as a member of the Audit and Finance Committee. Prior to initial appointment to the Company’s Board, and in connection with the annual nomination of candidates for election or reelection to the Board, the Corporate Governance and Nominating Committee reviews and considers each candidate’s outside director time commitments prior to making its recommendation to the full Board for nomination to stand for election or reelection to the Board. All directors standing for reelection are currently in compliance with the Company’s policy on director commitments.

MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS 8

NOMINEES FOR DIRECTOR
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NOMINEE

Chadwick C. Deaton

BUSINESS EXPERIENCE
» Former Executive Chairman and Chairman, Baker Hughes Incorporated, an oilfield services company, Houston, TX (Executive Chairman 2012-2013 and Chairman 2004-2012)
» Chief Executive Officer, Baker Hughes (2004-2011)
» President, Baker Hughes (2008-2010)
» President and Chief Executive Officer, Hanover Compressor Company (2002-2004)
» Senior Advisor to Schlumberger Oilfield Services (1999-2001)
» Executive Vice President, Schlumberger Oilfield Services (1998-1999)
OTHER CURRENT POSITIONS
» Board Member, Ariel Corporation, a private company
» Board Member, Piri Technologies, a private company
» Board Member, University of Wyoming Foundation
» Board Member, Ucross Foundation
» Member, Society of Petroleum Engineers
» Wyoming Governor’s Engineering Task Force
EDUCATION
» B.S. (geology), University of Wyoming
Mr. Deaton’s over 30 years of executive and management experience in the energy business, including over 15 years of senior executive experience in the oilfield services industry, provides him valuable knowledge, experience and management leadership regarding many of the same issues that we face as a publicly traded company in the oil and gas industry. His service on the boards of other publicly traded companies has provided him exposure to different industries and approaches to governance.

Former Executive Chairman, Chairman and CEO, Baker Hughes Incorporated
Age: 69
Director since: 2014
Committees:
COMP, CGN, HESCR
Current Public Company Boards:
Transocean Ltd. (Chairman)
Public Company Boards During the Past 5 Years:
Air Products and Chemicals, Inc.
CARBO Ceramics Inc.

Marcela E. Donadio

BUSINESS EXPERIENCE
» Former Partner, Ernst & Young LLP, a multinational professional services firm, Houston, TX (1989-2014)
» Americas Oil & Gas Sector Leader, Ernst & Young LLP (2007-2014)
» Audit Partner for multiple oil & gas companies, Ernst & Young LLP (1989-2014)
» Joined Ernst & Young LLP in 1976 and served in positions of increasing responsibility, including various energy industry leadership positions
OTHER CURRENT POSITIONS
» Board Member, Theatre Under the Stars
» Member, Corporation Development Committee, Massachusetts Institute of Technology
» Member of National Board, LSU Foundation
» Board Member, Houston Food Bank
EDUCATION
» B.S. (accounting), Louisiana State University
Ms. Donadio has audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry, and is a licensed certified public accountant in the State of Texas. Her comprehensive knowledge of public company financial reporting regulations and compliance requirements contributes valuable expertise to our Board. She also has a deep understanding of the strategic issues affecting companies in the oil and gas industry. In addition, her extensive audit and public accounting experience in the energy industry, both domestic and international, uniquely qualifies her to serve as a member of our Audit and Finance Committee. The Board has determined that she qualifies as an “Audit Committee Financial Expert” under the SEC rules based on these attributes, education and experience.

Former Partner, Ernst & Young LLP
Age: 67
Director since: 2014
Independent Lead Director:
effective as of May 26, 2021
Committees:
AFC (financial expert), CGN
Current Public Company Boards:
Freeport-McMoRan Inc.
NOV Inc.
Norfolk Southern Corporation

9 MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS

M. Elise Hyland

BUSINESS EXPERIENCE
» Former Senior Vice President, EQT Corporation and Senior Vice President and Chief Operating Officer, EQT Midstream Services, LLC (2017-2018)
» Executive Vice President of Midstream Operations and Engineering, EQT Midstream Services, LLC (2013-2017)
» President of Commercial Operations, EQT Midstream Services, LLC (2010-2013)
» President of Equitable Gas Company, a previously owned entity of EQT (2007-2010)
» Joined EQT Corporation in 2000 and served in positions of increasing responsibility in finance, strategic planning and customer service
» Joined Alcoa, Inc. in 1980 and held roles of increasing responsibility in research, materials and business development leading to her appointment as Manager of the Alloy Design Group at Alcoa Research Laboratories
OTHER CURRENT POSITIONS
» Director, Washington Gas Light Company, a private company
EDUCATION
» MBA, Tepper School of Business at Carnegie-Mellon University
» M.S. and B.S. (Metallurgical Engineering and Materials Science), Carnegie-Mellon University
Ms. Hyland has over 15 years of executive level management in both the midstream and manufacturing industries. Through her strong engineering background and leadership, she brings commercial acumen and valuable insight into marketing fundamentals and key issues our Company faces as a publicly traded company in the oil and gas industry.

Former Senior Vice President, EQT Corporation
Age: 62
Director since: 2018
Committees:
AFC, HESCR
Current Public Company Boards:
Entergy Corporation
Public Company Boards During the Past 5 Years:
EQT Midstream Partners, LP

Holli C. Ladhani

BUSINESS EXPERIENCE
» Former President and CEO of Select Energy (2017-2021)
» Chairman, President and CEO, Rockwater Energy Solutions (2017); CEO, Rockwater (2015-2017)
» Joined Rockwater in 2011 and served in positions of increasing responsibility, including Executive Vice President, Chemical Technologies and CFO
» Executive Vice President and CFO, Dynegy Inc. (2005-2011)
» Joined Dynegy in 2000 and served in positions of increasing responsibility including Senior Vice President, Treasurer and Controller
» Joined PricewaterhouseCoopers LLP in 1992 and served in positions of increasing responsibility, including audit department senior manager
OTHER CURRENT POSITIONS
» Director, Priority Power Management, a private company
» Board of Trustees, Rice University
» Board Member, Junior Achievement of Southeast Texas
EDUCATION
» B.A. in Accounting from Baylor University
» M.B.A. (Jones Scholar) from Rice University
Ms. Ladhani’s financial expertise and extensive knowledge of our industry and business provides leadership to our management team and provides the Board with valuable insight. In addition, her executive level experience brings a deep understanding of risk assessment to the boardroom. The Board has determined that she qualifies as an “Audit Committee Financial Expert” under the SEC rules based on these attributes, education and experience.

Former President and CEO, Select Energy
Age: 51
Director since: 2021
Committees:
AFC (financial expert), HESCR
Current Public Company Boards:
Quanta Services, Inc.
Public Company Boards During Past 5 Years:
Select Energy
Noble Energy
Atlantic Power

MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS 10

Brent J. Smolik

BUSINESS EXPERIENCE
» Former President and Chief Operating Officer of Noble Energy (2018-2020)
» Chairman, Chief Executive Officer and President, EP Energy Corporation (2012-2017)
» President, El Paso Exploration and Production Company (2006-2012)
» President, ConocoPhillips Canada and Burlington Resources Canada (2004-2006)
» Joined Burlington Resources in 1990 and served in positions of increasing responsibility in engineering and asset management until 2004
» Joined Atlantic Richfield in 1984 and held roles of increasing responsibility in drilling, completion and reservoir engineering until 1990
OTHER CURRENT POSITIONS
» Advisory Board Member, Monarch Resource Partners LLC
» Advisory Board Member, Texas A&M Dwight Look College of Engineering
» Advisory Board Member, Advancing Women Executives in Energy
EDUCATION
» B.S. (Petroleum Engineering), Texas A&M University
Mr. Smolik has over 37 years of leadership, operating and technical experience in the oil and gas industry and brings competencies in strategy, execution and risk management. As a result of his management and board tenures, he also provides valuable insight on governance, governmental affairs and regulatory matters.

Former President and COO, Noble Energy Age: 60 Director since: 2021 Committees: AFC, COMP, CGN Public Company Boards During the Past 5 Years: EP Energy Corporation Noble Midstream Partners

Lee M. Tillman

BUSINESS EXPERIENCE
» Chairman (2019-present), Director (2013-2019), President and Chief Executive Officer of Marathon Oil Corporation, Houston, TX (2013-present)
» Vice President of Engineering, ExxonMobil Development Company, 2010-2013
» North Sea Production Manager and Lead Country Manager, ExxonMobil subsidiaries in Stavanger, Norway, 2007-2010
» Acting Vice President, ExxonMobil Upstream Research Company, 2006-2007
» Joined Exxon Corporation in 1989 as a research engineer and served in positions of increasing responsibility
OTHER CURRENT POSITIONS
» Board Member, American Heart Association
» Board Member, American Petroleum Institute
» Chairman and Board Member, American Exploration & Production Council
» Member, Engineering Advisory Council and Chemical Engineering Advisory Council of Texas A&M University
» Member, National Petroleum Council
» Member, Society of Petroleum Engineers
» Member, Celebration of Reading Committee within the Barbara Bush Houston Literacy Foundation
 » Emeritus Board Member, Spindletop Charities
EDUCATION
» B.S. (chemical engineering), Texas A&M University
» Ph.D. (chemical engineering), Auburn University
As our Chairman, President and CEO, Mr. Tillman sets our Company’s strategic direction under the Board’s guidance. He has extensive knowledge and experience in global operations, project execution and leading edge technology in the oil and gas industry gained through his executive and management positions with our Company and ExxonMobil. His knowledge and hands-on experience with the day-to-day issues affecting our business provide the Board with invaluable information necessary to direct the business and affairs of our Company.

Chairman (since 2019), President and CEO of Marathon Oil Corporation Age: 60 Director since: 2013 Chairman since: 2019

11 MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS

J. Kent Wells

BUSINESS EXPERIENCE
» Former Chief Executive Officer and President, Fidelity Exploration & Production Company, an oil and natural gas production company (2011-2015) and Vice Chairman of MDU Resources, the parent company of Fidelity (2013-2015)
» Senior Vice President, BP America (2007-2011)
» General Manager, Abu Dhabi Company for Onshore Oil Operations (2005-2007)
» Vice President, BP America (Rockies 2000-2002 and Gulf of Mexico 2002-2005)
» General Manager, Crescendo Resources LLC (1997-2000)
» Joined Amoco Canada in 1979 and progressed through a number of technical and operating positions with increasing scope and responsibility. Lived and worked in three different countries with the majority of his experience being the U.S. onshore business.
EDUCATION
» BS (mechanical engineering), Queen’s University
Mr. Wells has more than 35 years of experience in the oil and gas industry. Through his CEO, President and General Manager roles he brings competencies and perspective on strategy, operations, technology, regulatory, finance and M&A. Having previously served on two publicly traded company boards, whose business included U.S. onshore shale plays, he brings insight into governance and risk management matters associated with these assets.

Former CEO and President, Fidelity Exploration & Production Company and Vice Chairman of MDU Resources, the parent company of Fidelity
Age: 65
Director since: 2019
Committees:
COMP, HESCR
Public Company Boards During the Past 5 Years:
Newfield Exploration Company

Proposal 1	For the reasons stated above, your Board of Directors recommends a vote FOR Proposal 1 electing each nominee standing for election as a director.
☑

MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS 12

CORPORATE GOVERNANCE
BOARD OF DIRECTORS
Our business and affairs are managed under the direction of our Board, which met 12 times in 2021. Aggregate attendance for Board and committee meetings was over 99% for the full year. No director attended less than 91% of Board or committee meetings in 2021. Under our Corporate Governance Principles, directors are expected to attend the Annual Meeting. Our 2021 Annual Meeting was held virtually and all of our directors nominated at the 2021 Annual Meeting attended the meeting via the Virtual Shareholder Meeting platform.
Our Corporate Governance Principles require our non-employee directors to meet at regularly scheduled executive sessions. An offer of an executive session is extended to non-employee directors at each regularly scheduled Board meeting. In 2021, the directors had four executive sessions and the non-employee directors held seven independent executive sessions.
COMMITTEES OF OUR BOARD
A significant portion of our Board’s oversight responsibilities is carried out through our four standing committees, each of which is comprised solely of independent non-employee directors.
Our four standing committees are the Audit and Finance Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Health, Environmental, Safety and Corporate Responsibility Committee.

COMMITTEE CHARTERS	COMMITTEE COMPOSITION	COMMITTEE OPERATIONS
Each committee’s written charter, adopted by our Board, is available on our website at www.marathonoil.com under About—Board of Directors—Committees and Charters.
Each committee is comprised solely of independent directors as defined under the rules of the NYSE. All members of the Audit and Finance and Compensation Committees meet the additional independence standards under the Securities Exchange Act of 1934 (Exchange Act) Rule 10A-3.

Each committee reports its actions and recommendations to the Board, receives reports from senior leadership, annually evaluates its performance and has the authority to retain outside advisors. Committee chairs have the opportunity to call for executive sessions at each meeting.

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The following tables show each committee’s current membership, principal functions and number of meetings in 2021, including in-person and virtual meetings.

AUDIT AND FINANCE Holli C. Ladhani Chair
Members: 4 Independent: 4 2021 Meetings: 6* Audit Committee Financial Experts: 2
* The Committee met with the Company’s internal audit organization and independent auditor at 4 of the meetings, without management present.
Key Oversight Responsibilities:
» Appoints, approves compensation for and oversees the work of the independent auditor.
» Evaluates the independent auditor’s qualifications, independence and performance.
» Reviews and approves in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor.
» Meets separately with the independent auditor, the internal auditors and management with respect to the status and results of their activities annually reviewing and approving the audit plans.
» Reviews, evaluates and assures the rotation of the lead audit partner.
» Reviews with management, and if appropriate the internal auditors, our disclosure controls and procedures and management’s conclusions about their efficacy.
» Reviews, approves, where applicable, and discusses with management, the independent auditor and the internal auditors, as appropriate, the annual and quarterly financial statements, earnings press releases, reports of internal control over financial reporting and the annual report.
» Discusses with management guidelines and policies for risk assessment and management.
» Reviews and recommends to our Board dividends, certain financings, loans, guarantees and other uses of credit.
» Reviews codes of conduct and compliance activities.

Members: Holli C. Ladhani*, Chair Marcela E. Donadio* M. Elise Hyland Brent J. Smolik
* Audit Committee Financial Expert (as defined under the Securities and Exchange Commission’s (SEC) rules), in each case as determined by the Board.

COMPENSATION Jason B. Few Chair
Members: 4 Independent: 4 2021 Meetings: 6
Key Oversight Responsibilities:
» Reviews and recommends to our Board all matters of policy and procedure relating to executive officer compensation.
» Reviews and approves corporate philosophy, goals and objectives relevant to the CEO’s compensation, and determines and recommends to the independent directors for approval the CEO’s compensation level based on the CEO performance evaluation conducted by our Board.
» Determines and approves the compensation of the other executive officers and reviews the executive officer succession plan.
» Administers our incentive compensation plans and equity-based plans and confirms the certification of the achievement of performance levels under our incentive compensation plans.
» Engages and oversees external independent compensation consultant.
» Reviews with management and recommends for inclusion in our annual Proxy Statement our Compensation Discussion and Analysis.

Members: Jason B. Few, Chair Chadwick C. Deaton Brent J. Smolik J. Kent Wells

MARATHON OIL | CORPORATE GOVERNANCE 14

CORPORATE GOVERNANCE AND NOMINATING Chadwick C. Deaton Chair
Members: 4 Independent: 4 2021 Meetings: 6
Key Oversight Responsibilities:
» Reviews and recommends to our Board the appropriate size and composition of our Board, including candidates for election or reelection as directors, the criteria to be used for the selection of director candidates, the composition and functions of our Board committees and all matters relating to the development and effective functioning of our Board.
» Reviews and recommends to our Board each committee’s membership and chair, including a determination of whether one or more Audit and Finance Committee members qualifies as a “financial expert” under applicable law.
» Assesses and recommends corporate governance practices, including reviewing and recommending to our Board certain governance policies.
» Oversees the evaluation process of our Board and all committees.
» Reviews and, if appropriate, approves related person transactions.

Members: Chadwick C. Deaton, Chair Marcela E. Donadio Jason B. Few Brent J. Smolik

HEALTH, ENVIRONMENTAL, SAFETY AND CORPORATE RESPONSIBILITY M. Elise Hyland Chair
Members: 4 Independent: 4 2021 Meetings: 2
Key Oversight Responsibilities:
» Reviews and recommends Company policies, programs and practices concerning broad health, environmental, climate change, safety, social, public policy and political issues.
» Identifies, evaluates and monitors health, environmental, safety, social, public policy and political trends and issues and concerns that could affect the Company’s business activities and performance.
» Reviews legislative and regulatory issues affecting our businesses and operations.
» Reviews our political, charitable and educational contributions.

Members: M. Elise Hyland, Chair Chadwick C. Deaton Holli C. Ladhani J. Kent Wells

BOARD OVERVIEW
» Chairman of the Board and Chief Executive Officer: Lee M. Tillman
» Independent Lead Director: Effective May 26, 2021, Marcela E. Donadio succeeded Gregory H. Boyce as the Independent Lead Director
» Active engagement by all directors
» 6 of our 7 director nominees are independent
» All members of our four standing committees are independent
Our Board believes that continuing to combine the position of Chairman and CEO is in the best interest of our Company at this time.

BOARD LEADERSHIP STRUCTURE
We believe that independent Board oversight is essential. Our Board does not have a policy regarding whether the roles of the Chairman and CEO should be separate, but rather makes this determination on the basis of what is best for our Company at a given point in time.

15 MARATHON OIL | CORPORATE GOVERNANCE

Our Corporate Governance Principles require that non-employee directors, all of whom are independent, meet at regularly scheduled executive sessions without the CEO present. The Independent Lead Director presides at these meetings. In addition, our Corporate Governance Principles require that all our principal committees be comprised of entirely independent directors. Effective May 26, 2021, Marcela E. Donadio succeeded Gregory H. Boyce as Independent Lead Director.

INDEPENDENT DIRECTOR LEADERSHIP
As Independent Lead Director, Ms. Donadio is responsible for:
» presiding at executive sessions of independent directors;
» reviewing with Mr. Tillman the proposed Board and committee meeting agendas;
» serving as a liaison between the independent directors and Mr. Tillman in discussing issues from the independent executive sessions and ensuring the flow of information;
» reviewing and recommending to Mr. Tillman the retention of consultants who report directly to our Board or committees thereof;
» overseeing Board performance; and
» establishing effective communications with stakeholder groups.

BOARD AND COMMITTEE EVALUATIONS
Each year, our Board performs a rigorous full Board evaluation. In addition, each committee also performs an annual evaluation. The evaluation process is managed by the Secretary’s office with oversight from the Corporate Governance and Nominating Committee. For 2021, the evaluation process consisted of:

☑	Evaluation questionnaires - each director and committee member completed a formal questionnaire. This allows each director and committee member to identify potential improvements.
☑	Individual Discussions - our Independent Lead Director met with each director individually to solicit feedback and have an in-depth conversation.
☑	Board and committee discussions - the Board and each committee met in Executive Session to discuss the results of the evaluation questionnaires.
☑	Independent Lead Director feedback to Board and Chairman - the Independent Lead Director communicated the feedback to the Board from the internal evaluations. The Independent Lead Director also met separately with the Chairman to review feedback.
☑	Implementation of feedback - as a result of the evaluation process, the Board has implemented changes to the Board and committee meetings, including refining Board and committee agendas and enhancing meeting efficiency.
OUR BOARD’S ROLE IN RISK OVERSIGHT
While our Board and its committees oversee risk management, Company management is responsible for the day-to-day management of risk. We have a robust enterprise risk management process for identifying, assessing and managing risk and monitoring risk mitigation strategies. Our CEO, CFO and a committee of executive officers and senior managers work across the business to manage each enterprise level risk and to identify emerging risks. Our Board annually reviews our enterprise risk management process and the latest assessment of risks and key mitigation strategies. Responsibility for risk oversight by our Board and its committees is delegated as set forth below:

MARATHON OIL | CORPORATE GOVERNANCE 16

»    The Audit and Finance Committee receives regular updates from senior leadership on specific risks identified in the risk management process. These reviews with senior leadership include risks associated with financial and accounting matters and reporting, and operational risks, including cyber-security. The Audit and Finance Committee also monitors compliance with legal and regulatory requirements and internal control systems, and reviews risks associated with financial strategies and the Company’s capital structure. Protecting the privacy of our systems and networks has long been, and will continue to be, a priority. The Audit and Finance Committee is committed to maintaining strong and meaningful privacy and security protections. Our Senior Vice President, Technology & Innovation, and Chief Information Officer regularly provides reports to senior leadership and the Audit and Finance Committee regarding our ongoing assessment of cyber-security threats and risks, data security programs designed to prevent and detect threats, attacks, incursions and breaches, as well as management, mitigation and remediation of potential, and any actual, cyber-security and information technology risks and breaches. In addition, the Audit and Finance Committee and management review reports from internal audit regarding evaluation of our information technology department on a regular basis.
»    The Corporate Governance and Nominating Committee reviews the Board’s and Company’s governance policies and procedures to ensure adherence to best practices and legal requirements. The Corporate Governance and Nominating Committee also reviews director succession planning, director outside commitments and committee assignments to ensure the directors’ skills and backgrounds are utilized to the best interests of the Company.
»    The Compensation Committee reviews the executive compensation program to ensure it does not encourage excessive risk-taking. It also reviews our executive compensation, incentive compensation and succession plans to ensure we have appropriate practices in place to support the retention and development of the talent necessary to achieve our business goals and objectives.
»    The Health, Environmental, Safety and Corporate Responsibility Committee regularly reviews and oversees operational risks, including those relating to health, environment, safety, security and climate change. It reviews risks associated with social, political and environmental trends, issues and concerns, domestic and international, which affect or could affect our business activities, performance and reputation, and monitors climate-related trends, issues, legislation, policies, practices and concerns.
Our Board receives regular updates from the committees about these activities, and reviews additional risks not specifically within the purview of any particular committee and risks of a strategic nature. Key risks associated with the strategic plan are reviewed annually at our Board’s strategy meeting and periodically throughout the year.
RISK ASSESSMENT RELATED TO OUR COMPENSATION STRUCTURE
The Compensation Committee regularly evaluates and considers the role of our executive compensation program in ensuring that our executive officers are incentivized to only take appropriate and prudent risks, and that compensation opportunities do not motivate excessive risk-taking. The practices we employ include:
»    All executive officer compensation decisions are made by either the Compensation Committee, which is comprised solely of independent directors, or by the independent directors for CEO compensation.
»    The Compensation Committee is advised by an independent compensation consultant that performs no other work for executive management or our Company.
»    Our executives do not have employment agreements.
»    The Compensation Committee manages our compensation program to be competitive with those of peer companies and also monitors our program against trends in executive compensation on an annual basis against the broader energy industry and general industry of similar market capitalization.

17 MARATHON OIL | CORPORATE GOVERNANCE

»    Our compensation program is intended to balance short-term and long-term incentives.
»    Our long-term incentives feature multiple award vehicles and multi-year vesting criteria aligned with long-term ownership, and our executive officers are also subject to ongoing stock ownership requirements.
»    Our annual cash bonus program is based on a balanced set of multiple objective metrics. In addition, the Compensation Committee generally considers the achievement of individual performance goals and overall corporate performance.
»    Annual cash bonuses are paid to executive officers only after the Audit and Finance Committee has reviewed audited financial statements for the performance year.
»    Annual cash bonuses and performance share unit awards are subject to a maximum opportunity.
»    The Compensation Committee regularly evaluates share utilization in our 2019 Incentive Compensation Plan by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).
»    Our clawback policy applies to annual cash bonuses and is generally triggered with respect to an executive officer in the event of a material accounting restatement due to noncompliance with financial reporting requirements or an act of fraud by that executive officer. Our long-term incentive awards for executive officers have similar provisions.
Our 2021 compensation program for our named executive officers followed the above risk assessment. See the “Compensation Discussion and Analysis” section for additional details.
CORPORATE GOVERNANCE PRINCIPLES
Our Corporate Governance Principles address our Board’s general function, including its responsibilities, Board size, director elections and limits on the number of Board memberships. These principles also address Board independence, committee composition, the process for director selection and director qualifications, our Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation. The Corporate Governance Principles are available on our website at www.marathonoil.com under Investors—Corporate Governance.
CODE OF BUSINESS CONDUCT
Our Code of Business Conduct, which applies to our directors, officers, employees and contractors, when acting on our behalf, and which includes our code of ethics applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, is available on our website at www.marathonoil.com under Investors—Corporate Governance.
We intend to disclose any amendments and any waivers to our Code of Business Conduct that apply to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and relate to any element of the Code enumerated in Item 406(b) of Regulation S-K on our website at www.marathonoil.com under Investors—Corporate Governance within four business days. The waiver information will remain on the website for at least 12 months after the initial disclosure of such waiver.
HEALTH, ENVIRONMENTAL, SAFETY AND CORPORATE RESPONSIBILITY
Managing Risk to Operate Responsibly
Our Board’s key oversight role includes reviewing the sustainability of our enterprise and the strength of our risk management efforts. As mentioned above, our four standing committees assist with this oversight. The Health,

MARATHON OIL | CORPORATE GOVERNANCE 18

Environmental, Safety and Corporate Responsibility Committee plays a vital role in reviewing our operational risks, including those relating to health, environment, safety, security and climate change and includes directors with experience in this area.
Minimizing Our Environmental Impact
Environmentally responsible, compliant operations are central to our company values. We actively work to mitigate our operational impacts on the air, water and sensitive habitats and reduce our environmental footprint. We strive to go above and beyond regulatory requirements and invest in environmental performance to achieve this goal.
»    Climate change risk - We recognize the impact of greenhouse gas (GHG) and other air emissions on global climate and air quality. As part of our commitment to sustainability and managing climate-related risks, we’ve established business processes that we continue to evaluate and refine to reduce our emissions and mitigate both current and future energy transition risks to our business. Engaging with external stakeholders to understand their perspectives is a vital component of this effort. In addition, we have made, and intend to continue to make, investments in technologies and processes to drive improvement. Our corporate scorecard sets forth metrics and targets that incentivize achieving our goals and are linked to executive and employee pay, such as a climate-related metric first added in 2020.
»    Reducing air emissions from our operations - We aim to meet global energy demand through responsible, affordable and reliable oil and gas production. Central to this goal is driving significant reductions to both the Scopes 1 and 2 GHG and Scope 1 methane intensity of our operations, consistent with the trajectory of the Paris Climate Agreement. We have a history of taking proactive measures to reduce emissions, including phasing out high-bleed pneumatic controllers, monitoring manual liquids unloading operations and detecting and repairing leaks. We continue to evaluate emissions reduction technologies that address the specific needs and constraints of each of our assets.
In 2021, we introduced a new short-term GHG intensity reduction target of at least 30% for 2021, relative to 2019 baseline, with direct linkage to executive and employee compensation. We also introduced a new medium-term GHG intensity reduction goal of 50% by 2025, relative to 2019 baseline, designed to drive significant reduction in GHG intensity by 2025. During 2021, we realized significant progress against our core environmental objectives, achieving our GHG intensity reduction target of at least 30%. In addition to this meaningful reduction in GHG intensity, the powerful combination of our quantitative GHG intensity reduction initiatives and disciplined capital allocation model that prioritizes free cash flow generation contributed to a significant decline in the Company’s absolute GHG emissions. We also improved our total Company gas capture to 98.8% in 2021 from 97% in 2020. During the third and fourth quarters of 2021, we achieved a total Company gas capture of approximately 99%.
To highlight our commitment to successfully meeting global energy demand with leading environmental performance, in early 2022, we introduced new quantitative goals for the near, medium and long-term horizon across three core areas of focus: GHG intensity, methane intensity and gas capture. These new Company goals, which are set forth in detail in the chart on page 2, complement our existing 2025 GHG intensity objective and are intended to promote external transparency and accountability while also enhancing the internal alignment and employee innovation necessary to deliver such strong performance.
»    Applying water stewardship practices - We practice responsible water sourcing, conservation, reuse, recycling and proper disposal. Our regional water management strategy is designed to reduce the impacts of our water use on stakeholders and the relevant watersheds, and to minimize risks associated with produced water disposal, supply sourcing and business interruption. We target opportunities that

19 MARATHON OIL | CORPORATE GOVERNANCE

conserve fresh water for community needs while reducing business risk linked to access to water resources.
Creating Safe, Healthy and Secure Workplaces
We hold safety as a core value and key component of our ESG performance. We strive to provide safe, healthy and secure workplaces by maintaining top quartile safety performance in comparison to industry peers, as measured by Total Recordable Incident Rate (TRIR) for both employees and contractors. We continuously work to improve our procedures, train our workforce to reduce safety risk, reinforce our strong safety culture and build relationships with our contractor workforce. During 2021, we delivered another strong year of safety performance, as measured by a 0.29 TRIR, our second lowest TRIR since becoming an independent exploration and production company. Our safety performance for both employees and contractors remains a key component of our executive compensation scorecard, underscoring our commitment to keeping our employees and contractors safe. In addition, we believe our workforce is trained and ready to respond if natural disasters, security incidents, operational disruptions or other events occur, and we maintain detailed business continuity plans to protect our workforce and continue critical business functions during sustained efforts, including a public health event such as a pandemic.
Social Investment
We are committed to promoting a diverse and inclusive workplace, respecting human rights and making strategic investments to build healthier, safer, more resilient and stronger local communities.
During 2021, women and people of color accounted for 33% and 30% of our U.S. full-time workforce, an increase from 25% for both five years ago. During 2022, we are committed to publishing our Equal Opportunity and Employment (EEO-1) data, in addition to a new Human Rights Policy.
Key strategic social investments during 2021 included the following:
»    Continued support of Equatorial Guinea’s Bioko Island Malaria Elimination Project, which has contributed to the reduction of all-cause mortality among children under 5 years of age by more than 60% since 2004.
»    Hosted My Home Library book distribution events with Barbara Bush Literacy Foundation at seven elementary schools, including expansion to six schools in the Company’s area of operations outside the city of Houston, helping address the reading gap in underserved communities.
»    Launched the Unconventional Thinking in Teaching Program, awarding grants to 14 teachers to increase teacher retention and amplify the impact of qualified teachers on the future workforce in the Company’s area of operations.
»    Donated 100 laptops and 750 monitors in collaboration with Communities in Schools and Comp-U-Dopt to support remote learning programs.
»    Entered new partnership with the Permian Road Safety Coalition, which has helped contribute to a 35% reduction in Permian Basin roadway fatalities during its first 30 months of existence.
POLICY FOR REPORTING BUSINESS ETHICS CONCERNS
Our Policy for Reporting Business Ethics Concerns establishes procedures for the receipt and treatment of business ethics concerns received by the Company, including those regarding accounting, internal accounting controls or auditing matters. The Policy for Reporting Business Ethics Concerns is available on our website at www.marathonoil.com under Investors—Corporate Governance—Policies and Reporting—Policies.

MARATHON OIL | CORPORATE GOVERNANCE 20

HEDGING POLICY
Our Trading of Securities by Directors, Officers and Employees Policy prohibits our directors and officers from pledging, hedging and trading in derivatives of our stock. Excluding derivative securities issued by the Company, no director or officer of the Company may purchase or sell, directly or indirectly through family members or other persons or entities, any financial instrument including, but not limited to, put or call options, the price for which is affected in whole or in part by changes in the price of the Company’s securities (including common or preferred stock, debt securities and derivative securities), or conduct any hedging transactions related to such securities.
COMMUNICATIONS FROM INTERESTED PARTIES
All interested parties, including security holders, may send communications to our Board through the Secretary’s office. You may communicate with our outside directors, individually or as a group, by emailing non-managedirectors@marathonoil.com. You may communicate with the Chairs of each of our Board’s committees by email as follows:

Committee Chair	Email Address
Audit and Finance Committee	auditandfinancechair@marathonoil.com
Compensation Committee	compchair@marathonoil.com
Corporate Governance and Nominating Committee	corpgovchair@marathonoil.com
Health, Environmental, Safety and Corporate Responsibility Committee	hescrchair@marathonoil.com
The Secretary will forward to the directors all communications that, in her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include commercial solicitations and matters not relevant to the Company’s affairs.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Messrs. Deaton and Wells served on the Compensation Committee for all of 2021. Messrs. Few and Smolik joined the Compensation Committee following the 2021 Annual Meeting. There are no matters relating to interlocks or insider participation that we are required to report.

DIRECTOR COMPENSATION
Our Board determines annual retainers and other compensation for non-employee directors. Mr. Tillman, the only director who is also an employee, receives no additional compensation for his service on our Board or as Chairman. Non-employee director compensation is intended to attract qualified directors, ensure that they are fairly compensated for their contributions to our performance and align the interests of directors and stockholders.
CASH COMPENSATION
Our Board is committed to best-in-class corporate governance, including director compensation. Effective January 1, 2021, and complementary to the overall reduction in executive compensation, our Board instituted an approximate 25% reduction to total 2021 non-employee director compensation, excluding chair fees and the 2020 temporary reductions. Additionally, the compensation mix for non-employee directors shifted more to equity. Below are the 2021 non-employee director annual cash retainer and fees.

21 MARATHON OIL | DIRECTOR COMPENSATION

Lead Director and Committee Chair Fees for 2021	Amount paid ($)
Annual Board Retainer	$95,000
Additional Fee for Independent Lead Director	$20,000
Additional Fee for Audit and Finance Committee Chair	$20,000
Additional Fee for Compensation Committee Chair	$20,000
Additional Fee for Corporate Governance and Nominating Committee Chair	$12,500
Additional Fee for Health, Environmental, Safety and Corporate Responsibility Chair	$12,500
Directors do not receive meeting fees for attendance at Board or committee meetings. Non-employee directors may defer up to 100% of their annual retainer into an unfunded account under the Company’s Deferred Compensation Plan for Non-Employee Directors (DCP). These deferred amounts may be invested in certain investment options, which generally mirror the investment options offered to employees under the Marathon Oil Company Thrift Plan (Thrift Plan).
EQUITY-BASED COMPENSATION AND STOCK OWNERSHIP REQUIREMENTS
For 2021, each non-employee director received an annual common stock unit award valued at $150,000, which was credited to an account on March 1, 2021, based on the closing stock price on the grant date. These awards were granted under the Company’s 2019 Incentive Compensation Plan (2019 ICP), which is described in further detail under “Long-Term Incentives” in the “Compensation Discussion and Analysis”. Directors may elect to defer settlement of their common stock units until after they cease serving on our Board under the Company’s DCP. Directors who make such a deferral election receive dividend equivalents in the form of additional common stock units, which will be settled in common stock.
Directors who elect not to defer their common stock units receive dividend equivalents in cash, payment of which is deferred until the distribution date of the related common stock units. These awards vest and are payable shortly after the earlier of (a) the first anniversary of the grant date or (b) the director’s departure from our Board.

Director stock ownership requirement of 5x annual cash retainer	Our stock ownership guidelines require each non-employee director to hold five times the value of his or her annual cash retainer in Marathon Oil stock. Directors have five years from their initial election to our Board to meet this requirement. Directors who do not hold the required level of stock ownership due to fluctuations in the price of our common stock are expected to hold the awards they receive until they have met their requirement. The Corporate Governance and Nominating Committee reviews each non-employee director’s progress toward the requirements during the first quarter of each year to determine whether the market value of the shares, including the value of deferred shares and restricted stock units, satisfies our requirements. As of March 10, 2022, Mses. Donadio and Hyland, and Messrs. Deaton, Few, Smolik and Wells meet the requisite threshold, and Ms. Ladhani is still within the five-year window.
MATCHING GIFTS PROGRAMS
Under our matching gifts programs, we will annually match up to $10,000 in contributions made by non-employee directors to certain tax-exempt educational institutions. This annual limit is based on the date of the director’s gift to the institution. We will also make a donation to a charity of the director’s choice equal to the

MARATHON OIL | DIRECTOR COMPENSATION 22

amount of his or her contribution to the Marathon Oil Company Employees Political Action Committee (MEPAC) for contributions above $200. MEPAC contributions are subject to a $5,000 annual limit.
2021 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)		All Other Compensation (2) ($)	Total ($)
Chadwick C. Deaton	$107,500	$150,000		$10,000	$267,500
Marcela E. Donadio	$115,000	$150,000	(3)	$6,000	$271,000
Jason B. Few(4)	$105,000	$150,000	(3)	—	$255,000
M. Elise Hyland	$107,500	$150,000		$4,000	$261,500
Holli C. Ladhani	$81,250	$150,000	(3)	$1,250	$232,500
Brent J. Smolik	$95,000	$150,000		$10,000	$255,000
J. Kent Wells	$95,000	$150,000	(5)	—	$245,000
(1)    Represents the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2021, in accordance with generally accepted accounting principles in the United States regarding stock compensation, for the annual common stock unit award. These amounts are also equal to the grant date fair value of the awards. The aggregate number of stock unit awards outstanding as of December 31, 2021 for each director is as follows: Mr. Deaton, 59,801; Ms. Donadio, 60,327; Mr. Few, 34,257; Ms. Hyland, 38,449; Ms. Ladhani, 10,651; Mr. Smolik, 13,392; and Mr. Wells, 34,494.
(2)    Represents contributions made under our matching gifts programs.
(3)    Mr. Few and Mses. Donadio and Ladhani deferred 100% of their annual common stock unit award under the DCP.
(4)    As previously announced by the Company, Mr. Few will not stand for reelection as a director at the Annual Meeting; his current term will expire in conjunction with the Annual Meeting.
(5)    Mr. Wells deferred 50% of his annual common stock unit award under the DCP.

23 MARATHON OIL | DIRECTOR COMPENSATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the beneficial owners of five percent or more of the Company’s common stock, based on information available as of March 10, 2022:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	86,650,632	(1)	11.13%
Hotchkis and Wiley Capital Management, LLC 601 S. Figueroa Street 39th Fl Los Angeles, CA 90017	51,781,565	(2)	6.65%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	47,975,299	(3)	6.20%
State Street Corporation State Street Financial Center 1 Lincoln Street Boston, MA 02111	47,960,662	(4)	6.16%
(1)    Based on its Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group (Vanguard) in its capacity as investment advisor, owns 86,650,632 shares. Vanguard has sole voting power over no shares, shared voting power over 988,510 shares, sole dispositive power over 84,071,707 shares and shared dispositive power over 2,578,925 shares.
(2)    Based on its Schedule 13G filed with the SEC on February 11, 2022, Hotchkis and Wiley Capital Management, LLC (HWCM) in its capacity as investment advisor, owns 51,781,565 shares, but disclaims beneficial ownership of such shares, as the securities are owned of record by clients of HWCM. HWCM has sole voting power over 48,862,987 shares, shared voting power over no shares, sole dispositive power over 51,781,565 shares and shared dispositive power over no shares.
(3)    Based on its Schedule 13G/A filed with the SEC on February 1, 2022, BlackRock, Inc., through itself and as the parent holding company or control person over certain subsidiaries, beneficially owns 47,975,299 shares, has sole voting power over 44,074,809 shares, sole dispositive power over 47,975,299 shares and shared voting and shared dispositive power over no shares.
(4)    Based on its Schedule 13G filed with the SEC on February 11, 2022, State Street Corporation, together with certain of its direct or indirect subsidiaries, beneficially owns 47,960,662 shares, has sole voting and sole dispositive power over no shares, shared voting power over 46,011,905 shares and shared dispositive power over 47,948,710 shares.

MARATHON OIL | SECURITY OWNERSHIP 24

SECURITY OWNERSHIP OF MANAGEMENT
The following table shows the number of shares of Marathon Oil common stock beneficially owned as of
March 10, 2022, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. Unless otherwise indicated by footnote, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise provided, the address of each individual listed below is c/o 990 Town & Country Boulevard, Houston, TX 77024.

Name	Shares(1)	Restricted Stock(2)	Stock Options or Restricted Stock Units Exercisable Prior to May 9, 2022(3)	Total Shares(4)	% of Total Outstanding
Chadwick C. Deaton	25,645	—	66,453	92,098	*
Marcela E. Donadio	20,263	—	67,058	87,321	*
Jason B. Few(5)	—	—	40,888	40,888	*
M. Elise Hyland	14,373	—	39,088	53,461	*
Holli C. Ladhani	—	—	17,235	17,235	*
Brent J. Smolik	—	—	19,945	19,945	*
J. Kent Wells	—	—	41,129	41,129	*
Lee M. Tillman	496,845	—	1,628,641	2,125,486	*
Michael A. Henderson	137,126	22,922	102,746	262,794	*
Patrick J. Wagner	58,389	57,306	247,770	363,465	*
Kimberly O. Warnica	14,126	—	—	14,126	*
Dane E. Whitehead	143,548	71,633	342,673	557,854	*
All Directors and Executive Officers as a group (13 persons) (1)(2)(3)				3,701,359	*
*    Does not exceed 1% of the common shares outstanding.
(1)    Includes all shares held, if any, under the Marathon Oil Thrift Plan, a Dividend Reinvestment and Direct Stock Purchase Plan, the Company’s DCP and in brokerage accounts.
(2)    Reflects shares of restricted stock which are subject to limits on sale and transfer and can be forfeited under certain conditions.
(3)    Includes options exercisable and restricted stock units that vest within sixty days of March 10, 2022.
(4)    None of the shares are pledged as security.
(5)    As previously announced by the Company, Mr. Few will not stand for reelection as a director at the Annual Meeting; his current term will expire in conjunction with the Annual Meeting.

25 MARATHON OIL | SECURITY OWNERSHIP

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed with management the Company’s Compensation Discussion and Analysis for 2021. Based on that review, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Jason B. Few, Chair
Chadwick C. Deaton
Brent J. Smolik
J. Kent Wells

MARATHON OIL | COMPENSATION COMMITTEE REPORT 26

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis describes in detail compensation for the named executive officers (NEOs). It is designed to provide stockholders with an understanding of our compensation principles and practices and insight into our decision-making process as it relates to the compensation of our NEOs.

2021 NAMED EXECUTIVE OFFICERS

Lee M. Tillman	Dane E. Whitehead	Patrick J. (“Pat”) Wagner	Michael A. (“Mike”) Henderson	Kimberly O. (“Kim”) Warnica
Chairman, President and Chief Executive Officer	Executive Vice President and Chief Financial Officer	Executive Vice President, Corporate Development and Strategy	Executive Vice President, Operations	Executive Vice President, General Counsel and Secretary(1)
(1) Ms. Warnica was promoted from Senior Vice President, General Counsel and Secretary to Executive Vice President, General Counsel and Secretary effective March 1, 2022.
This Compensation Discussion and Analysis focuses on the Company’s 2021 compensation program, how the Company and the Compensation Committee (Committee) responded to market conditions and key features of the new executive compensation program the Company implemented in 2021. Certain of the measures referenced below and identified with a cross (†) are non-GAAP measures, for which reconciliations to comparable GAAP measures and related definitions and discussion are included in Annex A.
2021 EXECUTIVE SUMMARY
In 2021, our industry began to recover from the unprecedented combination of decreased global energy demand due to pandemic conditions and an oversupplied commodity market experienced through most of 2020. These market dynamics caused a significant decrease in stock prices at Marathon Oil and in the broader oil and gas industry during 2020.
Marathon Oil responded quickly and decisively to the sudden and severe conditions that emerged in early 2020, as well as the ongoing macro challenges associated with the COVID-19 pandemic. Our response included reducing capital expenditure programs, lowering our cost structure, improving our balance sheet through gross debt reduction and protecting our free cash flow generation. As the market conditions and commodity prices rebounded during 2021, we stayed disciplined and did not waver from our reinvestment rate capital allocation

27 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

framework, generating over $2.2 billion of free cash flow† in 2021. We dramatically enhanced our balance sheet and investment grade credit rating by accelerating gross debt reduction initiatives. We then successfully transitioned to market leading return of capital to our equity investors through both share repurchases and multiple increases to our base dividend.
The Company produced exceptional results in 2021 guided by our framework for success, as evidenced by our ESG excellence, capital discipline and outsized financial outcomes, with Marathon Oil having the second best performing stock in the S&P 500 Index during 2021.
2021 Program Changes: Realigning Pay to an Evolving Industry
The Committee, with input from its independent compensation consultant and Company’s management, also embarked on a comprehensive re-evaluation and redesign of our executive compensation program for 2021 to align with changes within the industry and to address concerns investors have articulated about traditional industry compensation practices, with the goal of building a program that supports stockholder expectations and rewards strong performance. Some of the key changes and features include:
»    CEO compensation was reduced 25%, and the mix further aligned with broader industry norms; long-term incentive (LTI) awards were reduced 35%. Most of the other NEOs received reductions as well.
»    Growth metrics were eliminated from the compensation scorecards.
»    Our short-term incentive (STI) framework was aligned with key financial and ESG priorities that drive stockholder value.
»    Our LTI framework promotes strong performance versus the broader market and incentivizes free cash flow generation, with all LTI vehicles denominated in shares of our common stock.

Short-term Incentive (STI) Compensation Overview

Key Focus Area	Compensation Metric

Safety	Total Recordable Incident Rate (TRIR)

ESG Excellence	GHG Emissions Intensity

Capital Efficiency / FCF	Corporate FCF Breakeven

Capital Discipline / FCF	Reinvestment Rate

Financial Returns / Balance Sheet	Cash Flow per Debt Adjusted Share

Long-term Incentive (LTI) Compensation Overview

Description	Objective

Three LTI Vehicles (RSUs, TSR PSUs, FCF PSUs), all denominated in shares	Further diversifies LTI Metrics; tied to share performance & ownership

S&P 500 and S&P Energy added to peer group for TSR PSUs	Mitigates overreliance on TSR vs. E&P peers; promotes strong performance vs. broader market

Unique inclusion of FCF PSUs	Underscores commitment to sustainable FCF

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 28

The Committee’s review of our executive compensation program centered on a fundamental belief that the industry’s traditional compensation model no longer aligned with changes within the industry and new performance accountabilities, both financial and non-financial, specifically excellence in ESG.
The Committee sought to design and implement a program for 2021 that addressed concerns that investors have articulated about industry compensation practices while continuing to align our executives’ interests with those of our stockholders and attract, retain and motivate the best talent. The Committee focused on building a compensation program that would support and reward achievement of the following:
»    Demonstrated excellence in ESG, including peer leading safety and reduced GHG emissions intensity;
»    The generation of sustainable free cash flow and corporate returns at lower and more volatile commodity prices;
»    Differentiated capital efficiency that supports peer-leading enterprise break-even performance;
»    Financial and value creation outcomes, including return of capital to stockholders, that compete with investment opportunities both within the traditional exploration and production (E&P) peer group as well as the broader market; and
»    Total reward compensation opportunities that align more closely with the stockholder experience and that are competitively calibrated primarily against independent E&P peers while also referencing broader energy and general industry data for similar positions.
To that end, for 2021 the Committee approved numerous changes to short-term and long-term incentive metrics, compensation vehicle mix and target officer compensation pay levels, as discussed in more detail under “2021 Executive Compensation Program Elements.”
2021 Operational and Financial Highlights
2021 was a noteworthy year for Marathon Oil, with strong safety and environmental performance, capital discipline and compelling return of capital to stockholders. The Company’s employees delivered outstanding and comprehensive results against our framework for success.
Key 2021 highlights include:
»    We achieved our second best TRIR since becoming an independent E&P company, demonstrating strong safety performance.
»    We achieved a 30% GHG intensity reduction target compared to 2019 and improved total Company gas capture to 98.8%.
»    We generated over $2.2 billion of free cash flow† at a 32% reinvestment rate†.
»    We increased our base dividend three times.
»    We reduced gross debt by $1.4 billion and annualized cash interest by $50 million.
»    We achieved full year 2021 oil production of 173,000 net bopd and oil-equivalent production of 348,000 net boed.
»    We returned $772 million to equity investors through share repurchases ($724 million of which settled in 2021) and $141 million in base dividends, for a total of $913 million or approximately 30% of cash flow from operations, while still ending the year with over $500 million of cash on hand.
»    We strategically invested to build healthier, stronger and safer local communities.
»    We delivered below plan production expenses and G&A expenses.

29 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

CEO Compensation

2021 CEO Target Compensation Reduced 25%; LTI Reduced 35%
For 2021, the Committee reduced total target compensation opportunities for most of our NEOs under a new program structure. The Committee reduced the CEO’s total target compensation opportunity by 25% and reallocated the components to align more closely with observed pay practices across a broader array of U.S. industries, while remaining competitive within observed E&P compensation ranges.

Year	Base Salary	Target Bonus Opportunity	LTI Award Target Value	Total Target Compensation
2020	$1,200,000	$1,620,000	$9,200,000	$12,020,000
2021	$1,200,000	$1,800,000	$6,000,000	$9,000,000

PAY FOR PERFORMANCE
Our executive compensation program creates a strong alignment with stockholder interests. We deliver the largest portion of NEO compensation through equity-based, long-term incentives that tie compensation to the absolute and relative performance of our stock. Our annual bonus delivers payments directly aligned with performance against our strategic, financial and operational commitments each year.
The compensation that Mr. Tillman, our CEO, will realize from his outstanding awards and opportunities has aligned well with stock price and Company performance. His reported pay, as detailed in the Summary Compensation table, does not reflect the actual value he realizes from at-risk incentive opportunities.
Mr. Tillman’s realizable compensation from the total opportunities awarded from 2019 through 2021 aligns well with stock price performance on an annual and a cumulative three-year basis. The bar charts below compare Mr. Tillman’s realizable compensation as a percent of target opportunity to our annual total shareholder return (TSR) performance and his cumulative realizable pay to cumulative TSR performance over the period.
Realizable compensation for each year includes each year’s base salary paid, actual annual bonus earned and the year-end value of each year’s long-term incentive award. The cumulative realizable pay numbers include the value of all equity granted over the period as of December 31, 2021. Target compensation represents annual salary rate, target bonus opportunity and target grant value of LTI awards.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 30

COMPENSATION PHILOSOPHY

COMPENSATION PHILOSOPHY
Our success is based on financial performance and operational results, and we believe that our executive compensation program is an important driver of that success. The primary objectives of our program are as follows:
Pay for performance	Our program is designed to reward executives for their performance and motivate them to continue to perform at a high level. Cash bonuses based on annual performance, combined with equity awards that vest over several years, balance short-term and long-term business objectives.
Encourage creation of long-term stockholder value	Equity awards and stock ownership requirements align our executives’ interests with those of our stockholders. Our NEOs’ LTI awards feature equity-based grants with large portions tied to financial performance and long-term stockholder returns.
Pay competitively	We provide market-competitive pay levels to attract and retain the best talent, and we regularly benchmark each component of our pay program, including our benefit programs, to ensure we remain competitive.

31 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION GOVERNANCE AND BEST PRACTICES
The Committee periodically evaluates market best practices and pay programs at other companies, and modifies our compensation program as necessary. The Committee seeks to provide balanced incentives, while managing compensation risks appropriately in the context of our business objectives. Our program incorporates the following best practices:

WHAT WE DO		WHAT WE DON’T DO
☑	Emphasize at-risk compensation designed to link pay to performance; all LTI vehicles denominated in shares	☒	Offer employment agreements to our executive officers
☑	Include ESG metrics in annual incentive compensation design to further align with stakeholder interest	☒	Provide gross-up payments to cover excess parachute payment excise taxes for executive officers
☑	Maintain stock ownership requirements for executive officers and directors	☒	Allow margin, derivative or speculative transactions with our company stock, such as hedges, pledges and margin accounts, by executive officers and directors
☑	Maintain “double-trigger” change in control cash severance payments and accelerated vesting of certain equity awards	☒	Reward executives for excessive, inappropriate or unnecessary risk-taking
☑	Incorporate compensation clawback provisions in annual and long-term incentives
☑	Offer minimal use of perquisites and no related tax gross-ups
☑	Proactively engage with our stockholders on compensation, environmental and governance issues
☑	Engage an independent compensation consultant to advise the Committee
☑	Dedicate significant time each year to robust executive succession planning and leadership development
2021 Say on Pay and Stockholder Engagement
The Committee considers the outcomes of the Company’s advisory stockholder vote on our executive compensation program and any associated outreach initiatives when making compensation decisions.

At our 2021 Annual Meeting, our stockholders expressed support for the Company’s proposals and all of our agenda items were approved. Within those approvals, approximately 92% of shares voted were in favor of our 2021 “say-on-pay” agenda item. Overall, investor feedback has been very positive regarding changes made to our executive compensation program and its link between our pay and performance.
2021 “Say-on-Pay” Support 92%
The Company is committed to regular communication and engagement with its stockholders and other stakeholders. During 2021, we engaged with and solicited valuable feedback from a broad base of investors on various topics, such as compensation, environmental and social issues and governance practices. Feedback from these meetings is shared with directors through senior management reports to the Board and its committees throughout the year. We remain committed to engaging stockholders regularly and to ensuring alignment of our compensation program and stockholder and other stakeholders’ interests.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 32

HOW WE DETERMINE EXECUTIVE COMPENSATION
Compensation Committee
The Committee is responsible for establishing and overseeing our executive compensation program and policies that are consistent with our overall compensation philosophy. In making such decisions, the Committee considers a variety of factors, including stockholder feedback, information provided by its independent compensation consultant, our CEO’s input, peer group and broader industry data, each executive’s experience in the role, Company and individual performance, internal pay equity and any other information the Committee deems relevant in its discretion.
Compensation Consultant
For 2021, the Committee directly engaged Meridian Compensation Partners LLC (Meridian) as its independent compensation consultant to advise the Committee on executive compensation matters. Meridian provides the Committee with information on items such as emerging industry trends (in both broader oil and gas and general industries), legislative issues, defining the Company’s peer group and benchmarking our executive compensation program against the compensation peer group. Meridian provides no other services to the Company or our executive officers, and the Committee has the right to terminate the services of Meridian and appoint a new compensation consultant at any time.
Meridian interacts with several of our officers and employees as necessary. In addition, Meridian may seek input and feedback from members of our management regarding its work product prior to presentation to the Committee to confirm that information is accurate or address other issues. We believe that Meridian provides an independent perspective to the Committee.
The CEO’s Role
The Committee seeks significant input from the CEO on compensation decisions and performance appraisals for all executive officers other than himself. All final compensation decisions for our executive officers are made by the Committee, except that the independent members of our full Board determine and approve the CEO’s compensation level. The CEO does not provide recommendations or participate in Committee or Board discussions concerning his own compensation.
Peer Groups
Peer group benchmarking is one of several factors the Committee considers in setting pay and is reviewed at least annually by the Committee. Following a comprehensive review of the peer group as part of the broader compensation framework assessment, the Committee determined to utilize two peer groups in 2021. One peer group is used to benchmark targeted compensation levels for our executives (compensation peer group), and a second peer group is used to measure relative Company performance in our LTI program (performance peer group). The performance peer group (excluding the S&P 500 Energy Index and the S&P 500 Index) is also used to determine stretch performance for certain metrics in our annual cash bonus program by measuring Company performance versus peer performance (to the extent public data is available).
Our compensation peer group is comprised of independent E&P companies of similar market capitalization and enterprise value that the Committee believes provide the best external benchmarks for the market in which we compete for executive talent. Pertinent financial measures considered in determining the compensation peer group are enterprise value, market capitalization, assets and revenue. Our performance peer group includes broader market comparisons with a focus on independent E&P companies with which we compete for investor capital.

33 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

2021 Compensation Peer Group
Apache Corporation	Diamondback Energy, Inc.
Cabot Oil and Gas Corporation(1)	EQT Corporation
Cimarex Energy Co.(1)	Murphy Oil Corporation
Continental Resources, Inc.	Ovintiv Inc.
Devon Energy Corporation	PDC Energy Inc
(1) In October 2021, Cimarex Energy Co. merged with and into Cabot Oil and Gas Corporation, which was renamed Coterra Energy Inc.
The Committee adjusted last year’s (2020) compensation peer group by removing Chesapeake Energy Corporation, EOG Resources Inc., Hess Corporation and Pioneer Natural Resources and adding Cabot Oil and Gas Corporation, Diamondback Energy Inc., EQT Corporation and PDC Energy Inc. to create its 2021 compensation peer group.
See “Long-Term Incentives” for the 2021 performance peer group for LTI awards.
Both compensation and performance peer groups are assessed and updated as appropriate on an annual basis and in consultation with the Committee’s independent compensation consultant.
Compensation Benchmarking Process
The Committee conducts an annual comparison of the compensation of our NEOs to the compensation of executives with similar job responsibilities among companies in our compensation peer group, based upon information gathered and provided by Meridian through surveys and public company disclosure. The Committee references this competitive market analysis in making compensation decisions for the coming year. The Committee has typically aligned executive total direct compensation opportunities within a competitive market range of similar opportunities across the compensation peer group, adjusted for internal parity and individual factors across executives. We define total direct compensation as the sum of base salary, target annual cash bonus and the target grant value of LTI awards.
In October 2020, Meridian provided the Committee a market analysis that included information regarding compensation peer group executives’ base salaries, target annual bonus levels and the mix and level of long-term incentives. According to this analysis, Marathon Oil’s NEO compensation levels varied by individual, but overall were positioned at the lower end of the 25th to 75th percentile range reflecting the reductions in total direct compensation that were implemented by the Committee.
2021 EXECUTIVE COMPENSATION PROGRAM ELEMENTS
Our executive compensation program includes base salary, annual cash bonuses, LTI awards and other benefits and perquisites. By design, a significant portion of our executive officers’ overall compensation, including annual cash bonuses and LTI awards, is “performance-based,” and the opportunity to earn those awards is largely dependent on Company and individual performance. The Committee determines a total compensation opportunity for each executive officer based on a review of compensation benchmarks from independent upstream companies, broader oil and gas companies and general industry, a review of our compensation philosophy and the Committee’s subjective judgment. Because the Committee does not set fixed percentages for each element of compensation, the mix may change over time as the competitive market moves, governance standards evolve or our business needs change.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 34

87% of CEO’s total target direct compensation influenced by Company performance
Eighty-seven percent of our CEO’s 2021 total target direct compensation is influenced by Company performance. The allocation of our compensation components, with a significant emphasis on LTI awards, aligns with the practices of our compensation peer group with reference to the broader industry. The following pie charts reflect the 2021 pay mix of total target direct compensation components for our CEO and other NEOs, respectively.

2021 TOTAL TARGET DIRECT COMPENSATION OVERVIEW
Following the comprehensive re-evaluation of our executive compensation program in the second half of 2020, the Committee determined 2021 base salaries, target annual cash bonus opportunities and LTI awards in February 2021. The Committee determined the payment of 2021 annual cash bonuses in January 2022, after 2021 business results were known and internally audited.
The following table summarizes the elements of total direct compensation the Committee awarded to our NEOs for 2021 as part of our regular compensation program. The amounts shown include the target opportunity for short-term incentives and target grant value for long-term compensation. These numbers differ from those shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table. Target LTI values reflect established compensation valuation methodologies that are similar to, but differ from, the methodologies used for accounting purposes as reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table. Target bonus opportunity does not reflect actual performance results.

Name	2021 Base Salary(1)	Target Bonus Opportunity	LTI Award Target Value	Total Target Compensation
Mr. Tillman	$1,200,000	$1,800,000	$6,000,000	$9,000,000
Mr. Whitehead	$590,000	$531,000	$1,875,000	$2,996,000
Mr. Wagner	$500,000	$450,000	$1,500,000	$2,450,000
Mr. Henderson	$475,000	$427,500	$1,200,000	$2,102,500
Ms. Warnica	$400,000	$300,000	$1,000,000	$1,700,000
(1) 2021 Base Salary reflects salaries approved by the Committee in February 2021.
BASE SALARY
The primary purpose of base salary is to recognize and reward overall responsibilities, experience and established skills. In setting base salary, the Committee compares each NEO’s current salary to the competitive market ranges of E&P peers and broader general industry companies and considers each individual’s experience and expertise, the value and responsibility associated with the role and internal pay equity. The Committee does not use a formula to calculate base salary increases for NEOs.
In February 2021, the Committee reviewed base salaries and the considerations noted above. The Committee determined to make no base salary increases for the NEOs at that time, except for Mr. Henderson who received a base pay increase effective March 1, 2021, in recognition of his promotion to EVP, Operations following the retirement of Mr. T. Mitchell (“Mitch”) Little at the end of 2020.

35 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

Name	Base Salary as of January 1, 2021	Base Salary as of December 31, 2021
Mr. Tillman	$1,200,000	$1,200,000
Mr. Whitehead	$590,000	$590,000
Mr. Wagner	$500,000	$500,000
Mr. Henderson	$450,000	$475,000
Ms. Warnica(1)	$400,000	$400,000
(1) Ms. Warnica was hired effective January 11, 2021.
ANNUAL CASH BONUS
The Company maintains an annual cash bonus program that rewards executives for the Company’s achievement of short-term financial and operational goals that drive stockholder value, as well as for their individual performance during the year. At the beginning of the year, the Committee determines a fixed target bonus opportunity for each executive, based on an observed range of market practices, as well as each executive’s experience, relative scope of responsibility, internal pay equity considerations and any other information the Committee deems relevant in its discretion. The executive can earn from 0% to 200% of the target bonus opportunity based on the Company’s performance against a scorecard of quantitative business metrics and qualitative objectives, as well as the individual’s performance. The Company also uses this same scorecard to determine bonus funding for other employees across the Company. The scorecard conveys to employees the Company’s top priorities and collective business objectives for the entire organization.
The Committee determined the 2021 annual cash bonus payout for each NEO based on its assessment of the following:
»    Quantitative Company performance metrics, weighted at 80%;
»    Qualitative Company performance objectives, weighted at 20%; and
»    Individual performance, including achievement of pre-established goals, leadership and ethics, and overall value that the officer created for the Company.

OFFICER BONUS FRAMEWORK
[	Eligible Earnings	x	Bonus Target (as % of Base Salary)	=	Target Bonus Opportunity	]	x	Company Performance Score 80% Quantitative Performance 20% Qualitative Performance	+/-	Individual Performance Adjustment	=	Annual Bonus Payout
For 2021, the Company simplified the annual cash bonus design to focus on Marathon Oil’s core financial and ESG framework, in conjunction with the Committee’s assessment of other year-end results and individual performance. These changes were intended to bring an immediate focus on items that should positively impact long-term sustainability and stockholder value.
2021 Quantitative Performance Metrics
During the first quarter of 2021, the Committee established quantitative performance metrics for the bonus program, with several key differences from prior annual bonus programs. The 2021 quantitative performance metrics, which collectively represent 80% of the total bonus award opportunity, continued a focus on safety, elevated the importance of measurable ESG metrics and increased focus on financial leadership through differentiated capital efficiency, maintaining capital discipline and sustainable growth in cash flow per debt adjusted share. Production goals were eliminated from the scorecard for 2021.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 36

Quantitative Performance Metrics Overview

Key Focus Area	Compensation Metric

Safety	Total Recordable Incident Rate (TRIR)

ESG Excellence	GHG Emissions Intensity

Capital Efficiency / FCF	Corporate FCF Breakeven

Capital Discipline / FCF	Reinvestment Rate

Financial Returns / Balance Sheet	Cash Flow per Debt Adjusted Share
The Committee determined the target level of performance for each metric by evaluating factors such as performance achieved in the immediately preceding year, anticipated challenges for 2021, top tier peer performance and Company strategy. The Company set aggressive, competitive target and stretch goals to challenge our employees and drive stockholder value throughout the year. In the case of GHG emissions, a stretch goal was set at the top quartile of our peers, and in the case of enterprise breakeven, a stretch goal was set to be the lowest of our peers.
In early 2022, the Committee evaluated the Company’s 2021 performance against the quantitative metrics established early in 2021. The Company delivered exceptional operational and financial results during 2021, which led to strong performance against the quantitative metrics. Safety results, as measured by TRIR, exceeded target, with the second best TRIR since becoming an independent E&P company. GHG Emissions Intensity results also exceeded target, with a 30% reduction in GHG emissions intensity measured against the 2019 baseline. Further, the Company achieved very strong financial results in 2021, supported by execution excellence, capital discipline and higher commodity prices. This translated into the delivery of results exceeding target in the category of Enterprise Breakeven, and exceeding the stretch goals in the categories of Reinvestment Rate and Cash Flow Per Debt Adjusted Share.
The following table shows the targets and weightings established for 2021 by the Committee and the performance achievement approved by the Committee in early 2022 (Performance Achieved) for each quantitative performance metric.

Key Focus Area	Weight (% of Quantitative Component)	Performance Measure	Target	Performance Achieved	Result as % of Target	Weighted Payout
Safety	15	TRIR(1)	0.33	0.29	144%	22%
ESG Excellence	10	GHG Emissions Intensity(2)	20.4	18.7	126%	12%
Capital Efficiency / FCF	25	Enterprise Breakeven(3)(6)	$35	$33	109%	27%
Capital Discipline / FCF	25	Reinvestment Rate(4)†	70%	32%	200%	50%
Financial Returns / Balance Sheet	25	Cash Flow per Debt Adjusted Share(5)(6)†	$1.47	$3.07	200%	50%
			Total Payout of 80% Quantitative Bonus Opportunity			161%
			Weighted Payout of 80% Quantitative Bonus Opportunity			129%

37 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

(1) Calculated by dividing (a) the Occupational Safety and Health Administration (OSHA) recordable incidents multiplied by 200,000 by (b) the total number of exposure hours. This metric includes both Company employees and contractors and is applied to Company operated properties only.
(2) Total GHG emissions intensity excluding acquisitions and dispositions. GHG emissions intensity is defined as tonnes of CO2e on a weighted basis divided by production (mboe). GHG emissions intensity performance achieved for 2021, as approved by the Committee in early 2022, reflects actuals through Q3 2021 and estimates for the remainder of the year.
(3) Enterprise breakeven is the minimum WTI pricing needed to have free cash flow before dividend equal to zero. Other product pricing are held at strip pricing.
(4) Reinvestment rate is a non-GAAP measure for which a reconciliation to the comparable GAAP measure is included in Annex A. Reinvestment rate is calculated by dividing capital spend (defined as development capital plus resources capture spend) by operating cash flow before working capital.
(5) Cash flow per debt adjusted share is calculated by dividing cash flow (defined as operating cash flow before working capital plus net interest after tax) by total shares including debt shares (debt shares are the average net debt during a calendar year divided by the stock price, or simply equitizing debt). Cash flow per debt adjusted share is a non-GAAP measure for which there is no GAAP equivalent.
(6) Target is based off the 2021 business plan at January 15th 30-day monthly average strip pricing (December 16th through January 15th) - 2021 WTI:$49.31, Mt. Belvieu $18.65, HH $2.72. Cash flow per share target utilizes the same January 15th 30-day average stock price (December 16th – January 15th) of $7.22 to calculate debt shares.
2021 Qualitative Objectives
After assessing the Company’s quantitative performance metrics, the Committee evaluated qualitative objectives, representing 20% of the total bonus award opportunity. The Committee evaluated objectives and achievements not considered by the quantitative metrics, such as ESG commitments and other prevailing business priorities. The Committee considered, among other things, the following Company achievements during 2021:
»    Improved quarterly gas capture trends, exceeding 99% enterprise gas capture in 2H 2021, in furtherance of its ESG commitments;
»    Reduced gross debt by $1.4 billion and annualized cash interest by $50 million;
»    Increased base dividend by 100% in 2021 while keeping enterprise breakeven (including dividend) at $35 WTI;
»    Returned $772 million to investors through repurchases ($724 million of which settled in 2021) (48.5 million shares of Marathon Oil common stock at $15.92 per share equating to approximately 6% of shares of Marathon Oil common stock outstanding);
»    Returned over $2.3 billion (or over 70% of cash flow from operations) to investors, consisting of:
∘    $1.4 billion in gross debt reductions,
∘    $772 million in share repurchases ($724 million of which settled in 2021), and
∘    $141 million in base dividends,
while still ending the year with over $500 million of cash on hand;
»    Achieved full year 2021 oil production of 173,000 net bopd and oil-equivalent production of 348,000 net boed;
»    Delivered on $1 billion capital program commitment and achieved full year oil and boe volume targets despite external impacts;
»    Achieved year-end 2021 proved reserves totaling 1,106 million barrels of oil equivalent (mmboe), an increase of 134 mmboe, or 14%, in comparison to year-end 2020 proved reserves;
»    Delivered below plan production expenses and G&A expenses;
»    Delivered success at resource replacement; and
»    Engaged in impactful community relations projects, demonstrating the Company’s commitment to the communities in which it does business.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 38

The successful achievement of these qualitative objectives, among others, produced an exceptional year that delivered outsized financial outcomes and drove differentiated execution, with the Company having the second best performing stock in the S&P 500 Index during 2021.
Upon review of these qualitative achievements, the Committee concluded that the Company had achieved overall performance above target expectations, resulting in a 31% weighted payout score for the qualitative bonus opportunity.
2021 Combined Company Performance Factor

Component	Weight (%)	Performance Achieved (% of target)	Weighted Payout (% of target)
Quantitative	80	161	129
Qualitative	20	155	31
Weighted Company Performance Factor			160
2021 Individual Performance
The Committee maintains discretion to adjust individual cash bonuses to recognize critical performance factors and accomplishments that may not have been fully considered in the performance score calculation. The Committee considered each NEO’s contribution to the exceptional corporate performance during 2021, which delivered the best annual Company equity performance since becoming an independent E&P. In evaluating our NEOs’ contributions during 2021, the Committee considered each NEO’s specific contribution to this outstanding performance and our Company’s other key achievements. Individual performance adjustments of 120% were applied for each of our NEOs based on their contributions, which, collectively, resulted in:
»    Exceptional delivery on our priorities for capital allocation;
»    Differentiated return of capital to investors via a powerful combination of accelerated gross debt reduction, multiple consecutive raises to our base dividend and fourth quarter share repurchases that led the performance peer group with approximately 70% of cash flow from operations returned to investors; and
»    Outperformance relative to peers and the broader S&P 500 across key metrics, including equity performance that ranked number two in the S&P 500.
Annual Cash Bonus Payouts Earned for 2021
Taking into consideration the Company’s quantitative and qualitative performance, the Committee determined the actual bonus payments earned for 2021 performance, including individual performance adjustments, as shown below.

	Bonus Eligible Earnings(1)	Bonus Target	Target Bonus Opportunity	Company Performance Factor(2)	Individual Performance Adjustment(2)	Actual Bonus Payout
Mr. Tillman	$1,200,000	150%	$1,800,000	160%	120%	$3,456,010
Mr. Whitehead	$590,000	90%	$531,000	160%	120%	$1,019,530
Mr. Wagner	$500,000	90%	$450,000	160%	120%	$864,010
Mr. Henderson	$470,721	90%	$423,649	160%	120%	$813,410
Ms. Warnica	$384,616	75%	$288,462	160%	120%	$553,850
(1) Due to payroll schedules, the first pay period in 2021 included pay from 2020. Eligible earnings were calculated without regard to the temporary 2020 base pay reductions.
(2) See “2021 Quantitative Performance Metrics”, “2021 Qualitative Objectives” and “2021 Individual Performance” for details regarding the Company performance factor and individual performance adjustment determinations.

39 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

LONG-TERM INCENTIVES
Long-term incentive, or LTI, awards align the interests of NEOs and stockholders over the long term and are intended to represent the largest portion of the NEO’s total direct compensation. LTI is designed to incentivize executives to achieve strategic goals that will maximize long-term stockholder value and also encourage retention through continued service requirements. These awards assist NEOs in establishing and maintaining significant equity ownership and place a meaningful portion of compensation at risk based on our common stock price performance. LTI awards are currently granted under the Marathon Oil Corporation 2019 Incentive Compensation Plan, or 2019 ICP, which is the Company’s omnibus, stockholder approved incentive compensation plan.
As part of the comprehensive review of our executive compensation program in 2020, the following changes were made to our 2021 LTI awards to better align with industry imperatives:

Overview of 2021 LTI Program Changes
Key Change	Objective
Three LTI Vehicles (Restricted stock units, TSR based performance units, and FCF based performance units), all denominated in shares	Further diversifies LTI Metrics; tied to share performance & ownership
S&P 500 and S&P Energy added to peer group for TSR based performance units	Mitigates overreliance on TSR vs. E&P peers; promotes strong performance vs. broader market
Introduction of FCF based performance units and elimination of stock options from LTI award mix	Underscores commitment to sustainable FCF
The 2021 LTI program consists of three vehicles, all denominated in shares of our common stock:
» Free cash flow based performance unit awards (FCF PSUs), which comprise 25% of the award mix;
» TSR based performance unit awards (TSR PSUs), which comprise 25% of the award mix; and
» Restricted Stock Units (RSUs), which comprise 50% of the award mix.
The Committee believes this allocation spreads performance risk and eliminates overreliance on a single performance metric.
The Committee awards LTI based on a target award value that reflects competitive market data, each NEO’s performance and each NEO’s target total compensation.
Each year, the Committee approves target award values at its regularly scheduled February meeting. Beginning in 2021, the grant date is aligned with the grant date for awards to other employees, which is typically March 1 of each year. The actual LTI compensation realized by each NEO depends on the price of the underlying shares of common stock at the time of vesting and, in the case of performance units, our performance relative to the respective performance metric (TSR relative to that of our performance peer group for the TSR PSUs and our generation of free cash flow for the FCF PSUs).
2021 Long-Term Incentive Awards
Based on the factors described above, the Committee awarded LTI with a grant date of March 1, 2021, to each NEO. The table below lists the target grant LTI value, reflecting the aggregate of FCF PSUs, TSR PSUs and RSUs, for each NEO. Target LTI values reflect established compensation valuation methodologies that are similar to, but differ from, the methodologies used for accounting purposes as reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table. Additional information about each LTI award, including the number of shares subject to each award, is shown in the Grants of Plan-Based Awards Table.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 40

Total 2021 LTI Awards Target Value
Name	Annual Target
Mr. Tillman	$6,000,000
Mr. Whitehead	$1,875,000
Mr. Wagner	$1,500,000
Mr. Henderson	$1,200,000
Ms. Warnica	$1,000,000
FCF Performance Units
The FCF performance unit awards are designed to focus NEOs on generating free cash flow across a wide range of commodity prices, which enables the Company to support our objective of returning cash back to stockholders. For purposes of these awards, free cash flow is calculated before dividends and is determined as follows: net cash provided by operating activities adjusted for working capital, less capital expenditures and includes EG LNG return of capital and other. It will be modified to exclude the impact, whether positive or negative, of any major acquisition or disposition, as determined by the Committee. The Committee generally has sole and absolute discretion to reduce the final payment associated with any performance unit award as it may deem appropriate. FCF performance units are denominated in shares and earned as set forth below and, if earned, will be paid in cash.
In March 2021, the Committee awarded the NEOs FCF performance units that will vest based on cumulative free cash flow for the two-year performance period ending December 31, 2022. The percentage of units that can be earned ranges from 0% to 200% of the units granted based on the payout table below, and subject to certain continued employment requirements.

FCF Performance Targets (in millions)(1)	% of Target PSUs Earned
FCF ≥ $2,914	200%
FCF of $1,457	100%
FCF of $728.50	50%
FCF of $29.14	20%
FCF < $29.14	0%
(1) Payout percentages for free cash flow values between $29.14 million and $2,914 million to be determined using linear interpolation between 20% and 200% of target, with a target payout at a free cash flow of $1,457 million.
During the performance period, if cumulative free cash flow of $728.5 million is achieved, based on a quarterly assessment, 50% of target units will have their value determined based on the average of the daily closing price of a share of our common stock during the final thirty calendar days ending on the last trading day of the quarter in which cumulative free cash flow of $728.5 million is achieved. If cumulative free cash flow of $1,457 million is achieved during the performance period, based on a quarterly assessment, an additional 50% of target units (or 100% of target units if cumulative free cash flow of $728.5 million is achieved during the same quarter) will have their value determined based on the average of the daily closing price of a share of our common stock during the final thirty calendar days ending on the last trading day of the quarter in which cumulative free cash flow of $1,457 million is achieved.
At the end of the performance period, if cumulative free cash flow achieved during the performance period is less than $728.5 million, any earned units (i.e., less than 50% of target) will have their value determined based on the average of the daily closing price of a share of our common stock during the final thirty calendar days ending on the last trading day of the performance period. If, at the end of the performance period, cumulative

41 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

free cash flow achieved is greater than $1,457 million, any incremental units earned greater than target will have their value determined based on the average of the daily closing price of a share of our common stock during the final thirty calendar days ending on the last trading day of the performance period.
After completion of the performance period, earned awards are paid in cash with the final cash value determined by the number of units granted multiplied by the vesting percentage, with vested units valued based on the valuation determination described above. Dividend equivalents accrue and are paid in cash based on the number of shares earned at the end of the performance period.
TSR Performance Units
The Committee believes that a performance unit award based on TSR relative to the broader market and industry peer companies aligns pay and Company performance. The performance peer group shown below includes the S&P 500 Index, the S&P Energy Index and select industry peers. TSR is determined by adding the sum of stock price appreciation or reduction per share, plus cumulative dividends per share for the performance period, and dividing that total by the beginning stock price per share. Beginning in 2021 for purposes of this calculation, the beginning and ending stock prices are the averages of the closing stock prices for the ninety calendar days immediately preceding the beginning and ending dates of the performance period. The Committee generally has sole and absolute discretion to reduce the final payment associated with any performance unit award as it may deem appropriate. TSR performance units, if earned, will be paid in shares of our common stock.
2021 TSR Performance Units
In March 2021, the Committee awarded the NEOs performance units that will vest based on TSR for the three-year performance period ending December 31, 2023, relative to the 2021 performance peer group.

2021 Performance Peer Group for LTI
Apache Corporation	Hess Corporation
Cimarex Energy Co. (1)	Murphy Oil Corporation
Continental Resources, Inc.	Ovintiv Inc.
Devon Energy Corporation	Pioneer Natural Resources
Diamondback Energy, Inc.	S&P 500 Index
EOG Resources Inc.	S&P Energy Index
(1) Cimarex Energy Co. (Cimarex) merged with and into Cabot Oil and Gas Corporation (Cabot) in October 2021 and was therefore removed from the performance peer group for LTI.
The percentage of units that can be earned ranges from 0% to 200% of the units granted based on the payout table below. Each NEO will receive vested shares of our common stock equal to the number of units granted multiplied by the payout percentage. Dividend equivalents accrue and are paid in cash based on the number of shares earned at the end of the performance period.

MRO TSR Ranking	% of Target PSUs Earned
Ranked 1st or 2nd in performance peer group	200%
Ranked 3rd through 9th in performance peer group	Between 200% and 35%(1)
Ranked 10th in performance peer group	35%
Ranked 11th or 12th in performance peer group	0%
(1) Determined using linear interpolation.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 42

If there is an announcement during the performance period of an event that if completed would result in a peer group member either ceasing to exist or no longer being a company for which TSR can be calculated from publicly available information, then upon such announcement, that peer group member is removed from the performance peer group for LTI. The payout percentages for the top two and bottom three peers maintain the vesting percentages of 200% and 0%, respectively, and the remaining peer group percentages will be determined using linear interpolation between 35% and 200% for the smaller performance peer group. Due to the merger between Cimarex and Cabot, the performance peer group for LTI was reduced from 13 to 12 companies in October 2021.
2020 TSR Performance Units
The TSR performance units granted in February 2020 have a performance period end date of December 31, 2022, and as of December 31, 2021, followed the payout table below. These awards, if earned, are paid in shares of our common stock, except for accrued dividend equivalents, which are paid in cash. Since the time of grant, due to merger and acquisition activity, Noble Energy, Inc. (Noble Energy) and Cimarex are no longer existing companies and, therefore, have been removed from the peer group for the applicable performance period in accordance with the award agreement terms. The payout percentages for each ranking were recalibrated over the 10 companies, as shown in the following payout table.

MRO TSR Ranking	1	2	3	4	5	6	7	8	9	10
Payout (% of Target)	200%	178%	156%	133%	111%	89%	67%	0%	0%	0%
2019 TSR Performance Units
For the performance period ending December 31, 2021, we ranked 6 out of 10 companies. Per the award agreement terms as approved by the Committee at the time of grant, due to their acquisitions, Anadarko Petroleum Corporation and Noble Energy, both part of the peer group in 2019, were replaced with Cimarex and Concho Resources Inc. (Concho), respectively. Also since the time of grant, due to merger and acquisition activity, Concho and Cimarex are no longer existing companies, and under the award terms, no replacement peer companies remained. Therefore, following the respective mergers of Concho and Cimarex in 2021, the Committee approved recalibrating the payout percentages over the smaller 10 company peer group. In January 2022, the Committee certified the final number of vested shares of common stock for each NEO for the performance period ending December 31, 2021. The vested shares of common stock were 243,835; 63,609; 53,007; and 21,202 for each of Messrs. Tillman, Whitehead, Wagner and Henderson, respectively.

MRO TSR Ranking	1	2	3	4	5	6	7	8	9	10
Payout (% of Target)	200%	178%	156%	133%	111%	89%	67%	0%	0%	0%
Restricted Stock Units
The Committee awards RSUs for diversification of the LTI award mix, for consistent alignment between executives and stockholders and for retention purposes. RSUs provide recipients with the opportunity for capital accumulation, leading to retention and stock ownership and a more predictable long-term incentive value than is provided by performance units or stock options.
RSUs awarded in 2021 generally vest in one-third increments over a three year vesting period. RSUs, if earned, will be paid in shares of our common stock. Prior to vesting, recipients receive dividend equivalents on the RSUs and do not have voting rights during the vesting period. Restricted stock and RSUs granted prior to 2021 generally vest upon completion of a three year vesting period.

43 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

OTHER BENEFITS
Perquisites
We offer limited perquisites to our NEOs. We believe these perquisites are reasonable, particularly because the cost of these benefits constitutes a small percentage of each NEO’s total compensation. The Committee assesses these perquisites at least annually as part of its total competitive review of executive compensation. We do not provide any tax gross-ups on these perquisites. The perquisites available to our NEOs include reimbursement for certain tax, estate and financial planning services up to $15,000 per year, an enhanced annual physical examination and a Company-provided car service for our CEO. Limited personal use of Company aircraft was available to our NEOs prior to the sale of Company aircraft in 2021, and following that, limited personal use of chartered aircraft is available to our NEOs. Family members and guests may also accompany officers on business travel. Any aggregate incremental cost to the Company resulting from the personal use of the Company or chartered aircraft would be included in the “All Other Compensation” column of the Summary Compensation Table. Our NEOs also participate in the health, retirement, matching gift program and other benefit plans generally available to our U.S. employees.
See the “All Other Compensation” column of the Summary Compensation Table and the footnotes following the Summary Compensation Table for additional details concerning the perquisites provided to our NEOs in 2021.
Retirement Benefits
We offer our NEOs the opportunity to provide for retirement through four plans.
»    Marathon Oil Company Thrift Plan (Thrift Plan) – A tax-qualified 401(k) plan.
»    Retirement Plan of Marathon Oil Company (Retirement Plan) – A tax-qualified defined benefit pension plan.
»    Excess Benefit Plan (Excess Plan) – A nonqualified plan allowing employees to accrue benefits above the tax limits, with components attributable to both the Thrift Plan and the Retirement Plan.
»    Marathon Oil Company Deferred Compensation Plan (Deferred Compensation Plan) – A nonqualified plan that grows when an NEO accrues benefits above the tax limits in the Thrift Plan or when an NEO defers a portion of his or her eligible compensation.
The Thrift Plan and the Retirement Plan are broad-based plans that are open to all eligible employees of the Company. Benefits payable under our qualified and nonqualified plans are described in more detail in “Post-Employment Benefits” and “Nonqualified Deferred Compensation.”
We also currently sponsor retiree health programs for a broad-based group of employees, including the NEOs hired before 2017, who also meet certain eligibility requirements. As of March 10, 2022, Mr. Henderson is the only NEO who has met these eligibility requirements.
Change in Control and Severance Benefits
Our NEOs do not have employment agreements but are eligible for change in control termination benefits under the Marathon Oil Corporation Officer Change In Control Severance Plan (Change in Control Plan), as described under “Potential Payments upon Termination or Change in Control.” We believe these change in control benefits are necessary to attract and retain talent within our industry, ensure continuity of management in the event of a change in control and provide our NEOs with the security to make decisions that are in the best interests of stockholders.
Our Board may exercise discretion to make severance payments to executives on a case-by-case basis. We have a policy requiring that our Board seek stockholder approval or ratification of certain severance agreements (not including the Change in Control Plan) for senior executive officers that would require payment of certain cash severance benefits exceeding 2.99 times the officer’s base salary plus the most recent annual cash bonus paid.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 44

STOCK OWNERSHIP REQUIREMENTS
All of our officers who are “executive officers” for purposes of Section 16 of the Exchange Act are subject to our stock ownership requirements, which are intended to reinforce the alignment of interests between our officers and stockholders.

EXECUTIVE OFFICER STOCK OWNERSHIP REQUIREMENTS		CEO’s actual stock ownership over 15 x base salary
Position	Multiple of Base Salary
Chief Executive Officer	6
Executive Vice Presidents	4
Senior Vice Presidents	2
Vice Presidents	2
Executive officers have five years from their respective appointment or promotion dates to achieve the designated stock ownership level. The Committee reviews each executive officer’s progress toward the requirements during the first quarter of each year to determine whether the market value of shares, including the value of unvested shares and RSUs, satisfies our requirements. Stock options and performance units are not counted as shares owned in measuring stock ownership. Executive officers who do not hold the required level of stock ownership must hold the shares they receive upon vesting of restricted stock, RSUs or exercise of stock options (after payment of exercise prices and after taxes) until they have met their requirement. As of March 10, 2022, each currently employed NEO meets the requisite threshold other than Ms. Warnica, who is still within the five-year window. To ensure that they bear the full risks of stock ownership, our officers, including our executive officers, are prohibited from engaging in hedging transactions related to our stock.
TAX CONSIDERATIONS
The Committee considers the tax effects to both the Company and the NEOs when making executive compensation decisions. While the Committee endeavors to deliver compensation in a tax efficient manner, the Committee’s priority is to provide performance-based and competitive compensation. Therefore, some compensation paid to NEOs is not deductible due to the limitations imposed by Section 162(m) of the Internal Revenue Code, which limits the deduction that we can take to $1 million per “covered employee” each year.

45 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION
The following table summarizes the total compensation for each NEO for the years shown.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non‑ Equity Incentive Plan Compen- sation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Lee M. Tillman	2,021	1,197,923	—	7,849,531	—	3,456,010	265,159	228,669	12,997,292
Chairman, President and Chief Executive Officer	2,020	1,167,692	—	7,135,923	1,830,414	1,296,000	364,600	269,089	12,063,718
	2,019	1,189,615	—	8,421,294	1,791,293	1,944,000	403,012	301,637	14,050,851
Dane E. Whitehead	2,021	589,092	—	2,452,957	—	1,019,530	95,375	89,364	4,246,318
Executive Vice President and Chief Financial Officer	2,020	570,942	—	1,939,102	497,395	399,435	123,720	111,998	3,642,592
	2,019	575,000	—	2,196,851	467,293	586,500	129,892	111,561	4,067,097
Patrick J. Wagner	2,021	499,135	—	1,962,380	—	864,010	86,931	86,914	3,499,370
Executive Vice President, Corporate Development and Strategy	2,020	486,539	—	1,551,274	397,914	340,000	128,368	101,090	3,005,185
	2,019	500,000	—	1,830,706	389,408	586,500	133,963	120,294	3,560,871
Michael A. Henderson	2,021	469,942	—	1,569,880	—	813,410	69,298	72,690	2,995,220
Executive Vice President, Operations

Kimberly O. Warnica(5)	2,021	384,616	—	1,308,233	—	553,850	36,067	48,021	2,330,787
Executive Vice President, General Counsel and Secretary

(1)    These columns reflect the aggregate grant date fair values calculated in accordance with generally accepted accounting principles in the United States regarding stock compensation. Assumptions used in the calculation of these amounts are included in footnote 19 to our consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2021, December 31, 2020 and December 31, 2019. For 2021, 2020 and 2019, the Stock Awards column also includes the grant date fair value of the share-denominated performance units granted in March 2021, February 2020, February 2019, respectively. TSR performance unit grants made in March 2021, February 2020 and February 2019 will be share settled and FCF performance unit grants made in March 2021 will be settled in cash. The value ultimately realized by the officers upon the actual vesting of the awards may or may not be equal to this determined value, as these awards are subject to market conditions and have been valued based on an assessment of the market conditions as of the grant date. The maximum (200%) payouts for the 2021 performance units using the December 31, 2021 closing stock price of $16.42 would be: for Mr. Tillman, $8,796,391; for Mr. Whitehead, $2,748,839; for Mr. Wagner, $2,199,098; for Mr. Henderson, $1,759,239 and for Ms. Warnica, $1,466,043. See the “Grants of Plan-Based Awards Table” and “Long-Term Incentive Awards” for further detail on our performance unit program.
(2)    This column reflects annual cash bonus payments, determined by the Committee and paid in the first quarter of the following year respectively, pursuant to the Company’s annual cash bonus program. These awards are discussed in further detail in our Compensation Discussion and Analysis under “Annual Cash Bonus.”
(3)    This column reflects the annual change in accumulated benefits under our retirement plans. See “Post-Employment Benefits” for more information about our defined benefit plans and the assumptions used in calculating these amounts. No deferred compensation earnings are reported in this column because our non-qualified deferred compensation plans do not provide above-market or preferential earnings.
(4)    The following table describes each component of the “All Other Compensation” column for 2021 in the Summary Compensation Table. For additional information regarding perquisites, see “Perquisites” in our Compensation Discussion and Analysis.

MARATHON OIL | EXECUTIVE COMPENSATION 46

Name	Company Physicals(a) ($)	Tax & Financial Planning(b) ($)	Misc.(c) ($)	Company Contributions to Defined Contribution Plans(d) ($)	Matching Contributions(e) ($)	Total All Other Compensation ($)
Mr. Tillman	175	15,000	33,519	172,375	7,600	228,669
Mr. Whitehead	175	15,000	—	69,197	4,992	89,364
Mr. Wagner	175	15,000	—	58,740	12,999	86,914
Mr. Henderson	175	15,000	—	52,523	4,992	72,690
Ms. Warnica	175	15,000	—	32,846	—	48,021
(a)    All regular employees in the United States, including our NEOs, are eligible to receive annual physical and wellness incentives. However, officers may receive an enhanced physical under the executive physical program. This column reflects the average incremental cost of the executive physical program. Due to Health Insurance Portability and Accountability Act confidentiality requirements, we do not disclose actual use of this program by individual officers.
(b)    This column reflects reimbursement for professional advice related to tax, estate and financial planning. The maximum annual benefit is $15,000, and reimbursements are attributed to the calendar year in which services are performed. Due to processing delays, the actual amount reimbursed to an officer may exceed $15,000 in a given year.
(c)    For Mr. Tillman, this column reflects access to a Company-provided car service based on cost to the Company. This benefit is offered to Mr. Tillman to allow the efficient use of his time and to provide safe transportation given the demands of his role, including travel, after hours/weekend obligations and extended work hours. We provide access to this benefit because we believe that the cost is outweighed by the convenience, increased safety and efficiency that it offers. This column would also reflect the aggregate incremental cost to the Company resulting from any permitted limited use of Company aircraft by NEOs. However, no NEOs used the aircraft for this purpose in 2021. In limited circumstances, family members were allowed to accompany officers on Company aircraft for business travel. However, this did not result in an aggregate incremental cost to the Company in 2021.
(d)    This column reflects amounts contributed by us under the Thrift Plan and related non-qualified deferred compensation plans. See “Post-Employment Benefits” and “Nonqualified Deferred Compensation” for more information about the non-qualified plans.
(e)    The amounts shown represent contributions made on behalf of the NEOs for 2021 contributions under our matching gifts programs for universities and approved not-for-profit charities.
(5) Ms. Warnica was hired effective January 11, 2021.

47 MARATHON OIL | EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS IN 2021
The following table provides information about all plan-based awards in 2021, including RSUs and performance units granted to each NEO during 2021 and the potential payout opportunity established for the 2021 annual cash bonus program. The awards listed in the table were granted under the 2019 ICP and are described in more detail in “Compensation Discussion and Analysis.”

				Estimated Future Payouts Under Non‑Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Type of Award	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lee M. Tillman	Annual Cash Bonus			720,000	1,800,000	3,600,000
	TSR PSUs	02/23/21	03/01/21				46,875	133,928	267,856				2,420,079
	FCF PSUs	02/23/21	03/01/21				26,786	133,928	267,856				2,429,454
	RSUs	02/23/21	03/01/21							267,857			2,999,998
Dane E. Whitehead	Annual Cash Bonus			212,400	531,000	1,062,000
	TSR PSUs	02/23/21	03/01/21				14,648	41,852	83,704				756,266
	FCF PSUs	02/23/21	03/01/21				8,370	41,852	83,704				759,195
	RSUs	02/23/21	03/01/21							83,705			937,496
Patrick J. Wagner	Annual Cash Bonus			180,000	450,000	900,000
	TSR PSUs	02/23/21	03/01/21				11,719	33,482	66,964				605,020
	FCF PSUs	02/23/21	03/01/21				6,696	33,482	66,964				607,363
	RSUs	02/23/21	03/01/21							66,964			749,997
Michael A. Henderson	Annual Cash Bonus			169,460	423,649	847,298
	TSR PSUs	02/23/21	03/01/21				9,375	26,785	53,570				484,005
	FCF PSUs	02/23/21	03/01/21				5,357	26,785	53,570				485,880
	RSUs	02/23/21	03/01/21							53,571			599,995
Kimberly O. Warnica	Annual Cash Bonus			115,385	288,462	576,924
	TSR PSUs	02/23/21	03/01/21				7,812	22,321	44,642				403,340
	FCF PSUs	02/23/21	03/01/21				4,464	22,321	44,642				404,903
	RSUs	02/23/21	03/01/21							44,642			499,990
(1)    This column shows potential payout opportunity established for the 2021 performance period under the Company’s annual cash bonus program. The actual amounts paid to each NEO under the program for 2021 are disclosed in the Summary Compensation Table.
(2)    Performance units and RSUs, discussed under “Long-Term Incentive Awards,” are denominated as an equivalent of one share of our common stock and, if earned, TSR performance units and RSUs are paid in stock and FCF performance units are paid in cash.
(3)    The amounts shown in this column reflect the total grant date fair values of RSUs and performance units calculated in accordance with generally accepted accounting principles in the United States regarding stock compensation. The value ultimately realized by each NEO upon the actual vesting of the award(s) may or may not be equal to this determined value. Valuation assumptions used in the calculation of these amounts are included in footnote 19 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2021. See “Long-Term Incentive Awards” for more information about RSUs and performance unit awards.

MARATHON OIL | EXECUTIVE COMPENSATION 48

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END
The following table provides information about the outstanding equity awards held by each NEO as of December 31, 2021.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options				Restricted Stock/Units			Equity Incentive Plan Awards (Performance Units)
Name	Exercisable (#)	Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (9)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (10)
Lee M. Tillman
	229,886	—	34.65	8/15/2023	164,383	(2)	2,699,169	273,972	(5)	4,498,620
	330,189	—	34.03	2/25/2024	263,610	(3)	4,328,476	439,350	(6)	14,428,254
	256,591	—	29.06	2/25/2025	267,857	(4)	4,398,212	133,928	(7)	4,398,196
	242,473	—	15.76	2/22/2027				133,928	(8)	4,398,196
	298,914	—	14.52	2/28/2028
	180,392	90,196	16.79	2/27/2029
	159,722	319,444	10.47	2/19/2030
Dane E. Whitehead
	148,971	—	16.28	3/7/2027	42,882	(2)	704,122	71,471	(5)	1,173,554
	79,711	—	14.52	2/28/2028	71,633	(3)	1,176,214	119,388	(6)	3,920,702
	47,058	23,530	16.79	2/27/2029	83,705	(4)	1,374,436	41,852	(7)	1,374,420
	43,402	86,806	10.47	2/19/2030				41,852	(8)	1,374,420
Patrick J. Wagner
	56,883	—	35.91	5/9/2024	35,735	(2)	586,769	59,559	(5)	977,959
	35,150	—	29.06	2/25/2025	57,306	(3)	940,965	95,510	(6)	3,136,548
	31,696	—	15.76	2/22/2027	66,964	(4)	1,099,549	33,482	(7)	1,099,549
	65,218	—	14.52	2/28/2028				33,482	(8)	1,099,549
	39,215	19,608	16.79	2/27/2029
	—	69,444	10.47	2/19/2030
Michael A. Henderson
	933	—	35.06	2/28/2022	26,206	(2)	430,303	23,823	(5)	391,174
	1,621	—	27.82	8/31/2022	22,922	(3)	376,379	38,204	(6)	1,254,619
	1,380	—	32.84	4/8/2023	53,571	(4)	879,636	26,785	(7)	879,619
	5,389	—	34.72	10/7/2023				26,785	(8)	879,619
	15,876	—	34.90	4/7/2024
	27,174	—	14.52	2/28/2028
	15,686	7,843	16.79	2/27/2029
	13,888	27,778	10.47	2/19/2030
Kimberly O. Warnica
					44,642	(4)	733,022	22,321	(7)	733,022
								22,321	(8)	733,022
(1) All stock options listed in this column vest in one-third increments on each anniversary of the grant date, and expire 10 years from the date of grant.
(2) Shares of restricted stock/units vest, subject to certain exceptions, in February 2022.
(3) Shares of restricted stock/units vest, subject to certain exceptions, in February 2023.
(4) Shares of RSUs vest in one-third increments, subject to certain exceptions, in March 2022, 2023 and 2024.

49 MARATHON OIL | EXECUTIVE COMPENSATION

(5) Share-based TSR performance units granted in 2019 and have a performance period of January 1, 2019 to December 31, 2021. Awards are reflected assuming target (100%) performance.
(6) Share-based TSR performance units granted in 2020 and have a performance period of January 1, 2020 to December 31, 2022. Awards are reflected assuming maximum (200%) performance.
(7) Share-based TSR performance units granted in 2021 and have a performance period of January 1, 2021 to December 31, 2023. Awards are reflected assuming maximum (200%) performance.
(8) Share-based FCF performance units granted in 2021 and have a performance period of January 1, 2021 to December 31, 2022. Awards are reflected assuming maximum (200%) performance.
(9) This column reflects the value of unvested restricted stock/units held by each NEO on December 31, 2021, using a December 31, 2021 closing stock price of $16.42.
(10) This column reflects the value of awards under our performance unit program based on target performance, using a December 31, 2021 closing stock price of $16.42. These estimated payouts are not necessarily indicative of actual payout at the end of the performance period.
OPTION EXERCISES AND STOCK VESTED IN 2021
The following table provides information about the value realized by the NEOs on option award exercises and stock vesting during 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Lee M. Tillman	212,000	1,406,366	454,546	3,923,302
Dane E. Whitehead	—	—	121,213	1,046,221
Patrick J. Wagner	61,389	394,047	109,506	970,679
Michael A. Henderson	—	—	41,323	356,669
Kimberly O. Warnica	—	—	—	—
(1)    This column reflects the actual pre-tax income realized by NEOs upon exercise of stock options, which, in each case, is the fair market value of the shares on the exercise date less the grant price.
(2)    Included in this column are the vesting of restricted stock, as well as the following vested performance units that were settled in cash: for Mr. Tillman, 284,091; for Mr. Whitehead, 75,758; for Mr. Wagner, 61,984; and for Mr. Henderson, 25,827.
(3)    Calculated based on the fair market value of the shares on the vesting date and includes the following cash payments for dividend equivalents on vested performance units: for Mr. Tillman, $136,364; for Mr. Whitehead, $36,364; for Mr. Wagner, $29,752; and for Mr. Henderson $12,397.
POST-EMPLOYMENT BENEFITS
Marathon Oil offers NEOs the opportunity to save for retirement as follows:
»    Marathon Oil Company Thrift Plan, or Thrift Plan: a tax-qualified 401(k) plan that currently provides for company matching contributions of up to 7% of eligible earnings.
»    Retirement Plan of Marathon Oil Company, or Retirement Plan: a tax qualified defined benefit pension plan.
»    Marathon Oil Company Excess Benefit Plan, or Excess Plan: a nonqualified plan. The defined benefit portion allows participants to accrue benefits above the defined benefit tax limits, and the defined contribution portion allows participants to accrue benefits above the defined contribution tax limits.

MARATHON OIL | EXECUTIVE COMPENSATION 50

»    Marathon Oil Company Deferred Compensation Plan, or Deferred Compensation Plan: a nonqualified plan allowing participants to defer a portion of their compensation and accrue benefits above the Thrift Plan tax limits.
All plans have a three-year vesting requirement for company contributions. All NEOs have met the vesting requirement.
See “Nonqualified Deferred Compensation” below for additional information on the Deferred Compensation Plan and the defined contribution portion of the Excess Plan.
Retirement Plan
In general, all regular full-time and part-time employees in the United States are eligible to participate in the Retirement Plan as of their date of hire.
Benefit accruals are determined under a cash-balance formula, under which plan participants receive pay credits each year equal to a percentage of eligible compensation based on their plan points. Plan points equal the sum of a participant’s age and cash-balance service. Participants with fewer than 50 points receive a 7% pay credit percentage; participants with 50 to 69 points receive a 9% pay credit percentage; and participants with 70 or more points receive an 11% pay credit percentage. Participants are also credited with interest at a rate based on the 30-year Treasury rate with a 3.00% minimum, which in 2021 was 3%.
For 2021, Messrs. Tillman, Whitehead, Wagner and Henderson and Ms. Warnica received pay credits equal to 9% of eligible compensation.
Normal retirement age under the Retirement Plan is age 65. Retirement Plan benefits include various annuity and installment options and a lump sum distribution option.
We have not granted years of service in addition to the service recognized under the terms of our qualified retirement plans (applicable to a broad-based group of employees) to any NEO for purposes of retirement benefit accruals.
Excess Plan - Defined Benefit Portion
The Excess Plan for certain highly compensated employees, including our NEOs, provides benefits that participants would have received under our tax-qualified Retirement Plan but for certain Internal Revenue Code limitations. Eligible compensation under the Excess Plan includes deferred compensation contributions made by NEOs. The Excess Plan also provides an enhancement for officers based on the three highest bonuses earned during their last ten years of employment, instead of the consecutive bonus formula in place for non-officers. Distributions under the Excess Plan are paid in a lump sum following separation from service.
Pension Benefits Table
The following table shows the actuarial present value of accumulated benefits payable to each NEO under the Retirement Plan and the defined benefit portion of the Excess Plan as of December 31, 2021. These values have been determined using actuarial assumptions consistent with those used in our financial statements.

51 MARATHON OIL | EXECUTIVE COMPENSATION

Name	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
Lee M. Tillman	Retirement Plan	8.42	249,275	—
	Marathon Oil Company Excess Benefit Plan	8.42	2,010,307	—
Dane E. Whitehead	Retirement Plan	4.83	134,746	—
	Marathon Oil Company Excess Benefit Plan	4.83	345,926	—
Patrick J. Wagner	Retirement Plan	7.75	220,604	—
	Marathon Oil Company Excess Benefit Plan	7.75	454,935	—
Michael A. Henderson	Retirement Plan	11.25	305,170	—
	Marathon Oil Company Excess Benefit Plan	11.25	329,649	—
Kimberly O. Warnica	Retirement Plan	2.50	66,949	—
	Marathon Oil Company Excess Benefit Plan	2.50	10,126	—
(1)    Represents the number of years the NEO has participated in the plan (including eligible prior service).
(2)    Assuming a discount rate of 2.83%, a lump sum election rate of 100% for the nonqualified plan and 98% for the qualified plan, and retirement at age 62 or the age at measurement date, if older.
NONQUALIFIED DEFERRED COMPENSATION
We offer certain employees, including our NEOs, the opportunity to accrue benefits equal to the Company matching contributions they would have received under the Thrift Plan but for certain Internal Revenue Code limitations. Officers generally accrue these benefits in the Deferred Compensation Plan, while other employees accrue such benefits in the defined contribution portion of the Excess Plan. Both plans have a three-year vesting requirement for company contributions. All NEOs have met the vesting requirement. Distributions from the Deferred Compensation Plan and the Excess Plan are paid as a lump sum following separation from service.
Deferred Compensation Plan
The Deferred Compensation Plan is an unfunded, nonqualified plan into which a participant may elect to defer up to 20% of his or her eligible compensation each year. Messrs. Wagner and Henderson elected to defer compensation for 2021. Participants are fully vested in their own deferrals under the plan. Additionally, participants can receive company contributions into the plan equal to the maximum potential matching contribution under the Thrift Plan after they have reached defined contribution accruals under the Thrift Plan in excess of tax limits.
The investment options available under the Deferred Compensation Plan generally mirror the core investment options available under the Thrift Plan.
Excess Plan - Defined Contribution Portion
Prior to becoming eligible for participation in the Deferred Compensation Plan, NEOs may have received defined contribution accruals under the Excess Plan. These contributions were available after a participant’s Thrift Plan contributions were limited due to tax requirements and equaled the matching contribution that participants

MARATHON OIL | EXECUTIVE COMPENSATION 52

would have received under the Thrift Plan but for limits imposed by tax law. Defined contribution accruals in the Excess Plan are credited with interest equal to that paid in the “Managed Income Portfolio II” option of the Marathon Oil Company Thrift Plan. The annual rate of return on this option for 2021 was 1.37%.
Nonqualified Deferred Compensation Table
The following table shows each NEO’s accumulated benefits under our Deferred Compensation Plan for 2021; the NEOs had no accumulated benefits under the defined contribution portion of our Excess Plan for 2021.

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Lee M. Tillman	Deferred Compensation	—		154,275	329,535	—	2,395,931
Dane E. Whitehead	Deferred Compensation	—		48,897	26,689	—	328,852
Patrick J. Wagner	Deferred Compensation	83,914	(2)	38,972	248,419	—	1,652,711
Michael A. Henderson	Deferred Compensation	75,033	(2)	32,702	48,165	—	545,566
Kimberly O. Warnica	Deferred Compensation			6,623	56	—	6,679
(1)    The amounts shown in this column are also included in the “All Other Compensation” column of the Summary Compensation Table.
(2)    Reflects elective 2021 salary deferrals under the plan and, for Messrs. Wagner and Henderson, also includes a 2020 bonus deferral amount that was paid in 2021.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As a matter of policy, we do not enter into employment, severance or change in control agreements with our NEOs. Rather, we provide a Marathon Oil Corporation Officer Change in Control Severance Benefits Plan (Change in Control Plan), which is described in more detail below.
Retirement or Separation
Upon retirement or separation, our NEOs are entitled to receive their vested benefits that have accrued under our broad-based and executive benefit programs. For more information, see “Post-Employment Benefits” and “Nonqualified Deferred Compensation.”
Unvested outstanding equity awards generally forfeit upon a separation from service. Certain of our outstanding equity awards include limited exceptions in connection with retirement. If a NEO retires, unvested restricted stock awards are forfeited, except in the case of mandatory retirement (age 65). Unvested RSU awards will continue to vest based on the original vesting date if a NEO is at least age 60 with five years of service upon separation from service and certain additional requirements are met. Unvested stock options vest if a NEO is at least age 60 with five years of service upon separation from service and certain additional requirements are met. Unvested performance units are forfeited upon a separation from service unless a NEO is at least age 50 with ten years of service, has worked at least half of the performance period and meets certain other requirements, in which case awards may be vested on a prorated basis at the Committee’s discretion.

53 MARATHON OIL | EXECUTIVE COMPENSATION

Death or Disability
In the event of death or disability, our NEOs (or the beneficiary or estate, as defined by the plan terms) would be entitled to vested benefits accrued under our broad-based and executive benefits programs. LTI awards would immediately vest in full upon the death of an NEO, with performance units vesting at the target level. In the event of disability, performance unit awards would generally continue to vest as if the NEO remained actively employed during the period of disability (meaning the NEO has been determined to be disabled under the Company’s long-term disability plan or can provide proof of a Social Security determination of disability). However, for restricted stock/RSUs and stock options, upon termination of employment not for cause while during a period of disability, the awards will immediately vest in full.
Change in Control
To encourage our NEOs to continue their dedication to their assigned duties where a change in control of the Company is under consideration, our Change in Control Plan provides severance benefits if employment is terminated under certain circumstances generally following a change in control.
Under the Change in Control Plan, a change in control generally will have occurred if:
»    Any person not affiliated with Marathon Oil acquires 20% or more of the voting power of our outstanding securities;
»    Our Board no longer has a majority comprised of (1) individuals who were directors on the effective date of the plan and (2) new directors (other than directors who join our Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the effective date of the plan or (b) were themselves previously approved by our Board in this manner;
»    We merge with another company and, as a result, our stockholders hold less than 50% of the surviving entity’s voting power immediately after the transaction;
»    Our stockholders approve a plan of complete liquidation of Marathon Oil; or
»    We sell all or substantially all of our assets.
If an NEO was terminated in 2021 without cause or resigned for good reason following a change in control (or prior to a change in control if the NEO reasonably demonstrates that such termination of employment was at the request of actions by a third party who has taken steps reasonably calculated to effect a change in control), he or she would be entitled to the following:
»    a cash payment of up to three times the sum of (1) the NEO’s base salary (as in effect immediately prior to the occurrence of the circumstances giving rise to the termination from employment or, if higher, immediately prior to the change in control) and (2) the greater of (a) the NEO’s annual bonus at target for the year in which the termination from employment occurs or (b) the highest of the annual bonuses paid to the NEO for each of the three years before the termination from employment or, if higher, for each of the three years before the change in control;
»    a cash payment equal to the NEO’s annual bonus at target level multiplied by a fraction equal to the number of days in the bonus calculation year during which the NEO was employed divided by 365; and
»    a cash payment equal to eighteen times the monthly COBRA premium in effect at the NEO’s termination from employment for the level of coverage in which the NEO participated immediately prior to his or her termination from employment.
These benefits are not payable if the termination is for cause (as defined in the Change in Control Plan) or due to mandatory retirement, death, disability or resignation (other than for good reason, as defined in the Change in Control Plan) by the NEO.
The program includes no provisions to reimburse or “gross up” tax obligations following a change in control.

MARATHON OIL | EXECUTIVE COMPENSATION 54

If a change in control occurs prior to the end of a performance period, unvested performance units granted in or prior to 2020 will vest at the applicable performance percentage based on Marathon Oil’s actual relative TSR ending on the last regular trading day immediately prior to the date of the change in control. In such a scenario, unvested performance units granted in 2021 will generally vest at the greater of target performance or the applicable vesting percentage based on actual performance for a performance period ending on the last regular trading day immediately prior to the date of the change in control.
Accelerated vesting of unvested restricted stock, RSUs and stock options granted in or prior to 2020 will occur generally only if an NEO is involuntarily terminated within the two years following a change in control. Accelerated vesting of unvested RSUs granted in 2021 will occur generally only if an NEO is involuntarily terminated or terminates for good reason within the two years following a change in control.
The Change in Control Plan will continue in effect for two years after a change in control.
The following tables assume a termination date or change in control date of December 31, 2021, the last business day of 2021, based on Change in Control Plan terms in effect as of that date. The value of the equity awards (accelerated vesting of restricted stock/RSU awards, stock options and performance unit awards) was calculated using the December 31, 2021 closing market price for our common stock of $16.42 and based on a performance period ending December 31, 2021. The value of performance unit awards assumes that the 2019 performance units would vest and be paid out at 89%, the 2020 performance units would vest and be paid out at 111% and the 2021 TSR performance units and FCF performance units would vest and be paid out at 177% and 200%, respectively.
Payments Upon a Change in Control without Termination of Employment

Name	Accelerated Vesting of LTI ($)
Lee M. Tillman	20,302,052
Dane E. Whitehead	5,811,234
Patrick J. Wagner	4,683,817
Michael A. Henderson	2,702,541
Kimberly O. Warnica	1,381,746
Payments Upon a Change in Control Followed by Termination of Employment with Good Reason or by the Company without Cause

Name	Accelerated Vesting of LTI(1) ($)	Severance Payment ($)	Welfare Benefits(2) ($)	Total Payments ($)
Lee M. Tillman	33,628,601	12,127,500	38,264	45,794,365
Dane E. Whitehead	9,582,502	4,500,375	38,264	14,121,141
Patrick J. Wagner	7,724,291	3,862,500	38,264	11,625,055
Michael A. Henderson	4,554,138	3,135,000	38,264	7,727,402
Kimberly O. Warnica	2,114,768	2,400,000	38,264	4,553,032
(1)    Reflects the accelerated vesting of LTI only in a “double-trigger vesting change in control” event, i.e., an event in which the executive’s employment is involuntarily terminated or, additionally, with respect to the 2021 RSUs, the executive terminates for good reason, after a change in control. Restricted Stock/RSUs and stock options only receive accelerated vesting in the event of a double-trigger change in control.
(2)    Reflects an amount equal to 18 months multiplied by the monthly COBRA premium in effect at the NEO’s date of separation from service for the level of coverage in which the NEO participated immediately prior to the date of separation from service.

55 MARATHON OIL | EXECUTIVE COMPENSATION

CEO PAY RATIO
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Tillman, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner that is consistent with applicable law, regulatory and other guidance.
PAY RATIO
For our last completed fiscal year, the annual total compensation for our median employee was $128,010. The annual total compensation of our CEO, as reported in the Summary Compensation Table, was $12,997,292. Thus, we estimate that our CEO’s compensation was 102 times the median of the annual total compensation for all of our employees.
METHODOLOGY USED TO IDENTIFY MEDIAN EMPLOYEE
To identify the annual total compensation for all of our employees for purposes of identifying our median employee, we selected October 1, 2021, as our measurement date to allow sufficient time to gather data from the two main payroll systems we use, which are located in the United States and Equatorial Guinea.
The majority of our employees are on our United States payroll, and the compensation used for employees on the United States payroll is compensation that would be reflected in Box 5 of Form W-2 for the period from January 1, 2021 to September 30, 2021.
The compensation used for employees on the Equatorial Guinea payroll reflects pay from December 16, 2020 through September 15, 2021 and includes basic pay, absence pay, overtime amounts, offshore premiums and shift differential payments, as well as annual cash bonus amounts paid on March 15, 2021, and October bonus amounts paid on October 6, 2021. These October bonus amounts were included because they reflect work done prior to October 1, and their inclusion provides Equatorial Guinea payroll information that is more consistent with the measures used for the United States payroll.
These measures of compensation were selected based on our view that each measure provides a reasonable estimate of the comprehensive compensation payments to our employees on each of the relevant payrolls. Taken in the aggregate, we believe this data provides a reasonable estimate of the annual total compensation of all employees of Marathon Oil and its consolidated subsidiaries.
As of October 1, 2021, our total employee population consisted of 1,554 employees working at Marathon Oil and its consolidated subsidiaries, which includes all full-time, part-time and seasonal or temporary employees. Of this total, 1,157 were United States payroll employees, which includes our United States payroll expatriate employees, and 397 were Equatorial Guinea payroll employees.
Using this methodology, we determined that our median employee was a salaried, full-time employee working in the United States.
MARATHON OIL | CEO PAY RATIO 56

TRANSACTIONS WITH RELATED PERSONS
We have written procedures for monitoring, reviewing, approving or ratifying related person transactions. We will enter into or ratify related person transactions only when our Board, acting through the Corporate Governance and Nominating Committee, determines that the related person transaction is in the best interests of the Company and its stockholders. The primary features of these procedures are:
»    Each director and executive officer must submit a list of his or her immediate family members, each listed individual’s employer and job title, each firm, corporation or other entity in which such individual is a director, executive officer, partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest, and any profit, non-profit charitable or trade organization for which such individual is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.
»    The Company maintains a list, to the extent the information is publicly available, of five percent beneficial owners and certain information regarding such five percent beneficial owners, including if the owner is an individual, the same information requested of directors and executive officers as noted above.
»    Any related person proposed transaction that involve an amount in excess of $120,000 is submitted to the Corporate Governance and Nominating Committee or the Board at the next regularly scheduled meeting or, in certain cases, to the Committee Chair or other uninterested member of the Corporate Governance and Nominating Committee delegated authority to act on such matters. The facts and circumstances of each proposed related person transaction are reviewed and considered, and a determination is made regarding whether to approve it.
»    Additionally, the Company’s accounts payable, accounts receivable and payroll departments produce quarterly reports of any amounts paid or payable to, or received or receivable from, any related person identified in the lists mentioned above, which are reviewed internally to determine if there are any related person transactions that were not previously approved or ratified. If any such transaction is identified based on this review, it is promptly submitted to the Corporate Governance and Nominating Committee, Committee Chair or other member of the Corporate Governance and Nominating Committee, as appropriate, which reviews the transaction and considers all of the relevant facts and circumstances and a determination is made regarding ratification, modification or termination of the identified transaction. If any such transaction is identified, Internal Audit will perform an evaluation of the Company’s controls and procedures.
»    The Corporate Governance and Nominating Committee annually reviews any previously approved or ratified related person transaction with a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the Corporate Governance and Nominating Committee determines whether it is in the best interests of the Company and its stockholders to continue, modify or terminate the transaction.
During 2021, there were no transactions in excess of $120,000 between the Company and a related person in which the related person had a direct or indirect material interest.

57 MARATHON OIL | TRANSACTIONS WITH RELATED PERSONS

AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee’s purpose is to assist our Board in fulfilling its oversight responsibilities relating to, among other things:
»    the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls;
»    the engagement of the independent auditor and the evaluation of the independent auditor’s qualifications, independence and performance;
»    the performance of the internal audit function;
»    the Company’s compliance with legal and regulatory requirements; and
»    the Company’s risk management process.
The Audit and Finance Committee is comprised of four directors, each of whom has been determined by our Board to be independent and financially literate under the NYSE’s requirements. The Audit and Finance Committee’s responsibilities are set forth in its charter, available on our website at www.marathonoil.com under About—Board of Directors—Committees and Charters.
Management has primary responsibility for preparing our financial statements and establishing and maintaining our internal control over financial reporting. The Company’s independent auditor is responsible for auditing our financial statements and the effectiveness of our internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB), and issuing its reports based on those audits. The Audit and Finance Committee oversees these processes.
In connection with the evaluation, appointment and retention of the independent registered public accountants, the Audit and Finance Committee annually reviews the qualifications, performance and independence of the independent auditor and lead engagement partner and assures the regular rotation of the lead engagement partner as required. In doing so, the Audit and Finance Committee considers a number of factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; and independence. Based on this evaluation, the Audit and Finance Committee has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2022. In conjunction with the mandated rotation of the lead audit partner, the Audit and Finance Committee and its chairperson are directly involved in the selection of PwC’s lead engagement partner. The current lead engagement partner was selected in 2021, effective for 2022.
We are seeking our stockholders’ ratification of the appointment of PwC to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2022 at the Annual Meeting. The Audit and Finance Committee and our Board believe the appointment of PwC as our independent auditor for 2022 is in the Company’s best interests and in the best interests of our stockholders.
The Audit and Finance Committee reviews and pre-approves the fees and expenses of the independent auditor for audit, audit-related, tax and permissible non-audit services. See “Proposal 2: Ratification of Independent Auditor for 2022” for more information on our pre-approval policy.
On February 23, 2022, the Audit and Finance Committee confirmed that in connection with the preparation of the Company’s audited financial statements for the year ended December 31, 2021 and the report on internal control over financial reporting for 2021:
»    The Audit and Finance Committee reviewed and discussed with management the Company’s audited financial statements and its report on internal control over financial reporting for 2021.

MARATHON OIL | AUDIT AND FINANCE COMMITTEE REPORT 58

»    The Audit and Finance Committee met throughout the year with management and PwC, and met with PwC each quarter without the presence of management. The Committee discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
»    The Audit and Finance Committee received written communication from PwC, including those related to independence, required by the PCAOB for independent auditor communications with audit committees, and has discussed with PwC that firm’s independence. The Committee has also considered whether PwC’s provision of non-audit services to the Company was compatible with maintaining such independence.
Based on this review and discussion, the Audit and Finance Committee recommended to our Board that the Company’s audited financial statements for the year ended December 31, 2021 and the report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for 2021 filed with the SEC.
AUDIT AND FINANCE COMMITTEE
Holli C. Ladhani, Chair
Marcela E. Donadio
M. Elise Hyland
Brent J. Smolik

59 MARATHON OIL | AUDIT AND FINANCE COMMITTEE REPORT

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR FOR 2022
The Audit and Finance Committee has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2022. While the Audit and Finance Committee is responsible for appointing, approving compensation for and overseeing the independent auditor’s work, we are requesting, as a matter of good corporate governance, that our stockholders ratify the appointment of PwC as our independent auditor for 2022. PwC served as the Company’s independent auditor during 2021. We believe the appointment of PwC as our independent auditor for 2022 is in the best interests of the Company and our stockholders.
We expect representatives of PwC to be present at the Annual Meeting with an opportunity to make a statement if they would like to do so and to be available to respond to appropriate questions from our stockholders.
YOUR BOARD RECOMMENDS A VOTE FOR PROPOSAL 2
RATIFYING THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2022.
If our stockholders do not ratify this appointment, the Audit and Finance Committee will reconsider whether to retain PwC and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit and Finance Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the best interests of the Company and our stockholders.
Aggregate fees for professional services rendered for the Company by PwC for the years ended December 31, 2021 and 2020 were (in thousands):

	2021	2020
Audit Fees	$4,235	$4,546
Audit-Related Fees	165	90
Tax Fees	60	283
All Other Fees	5	5
Total	$4,465	$4,924
Audit Fees were for professional services rendered for the audit of the consolidated financial statements and audit of internal control over financial reporting of the Company, statutory and regulatory audits, issuance of comfort letters, consents and assistance with and review of documents filed with the SEC.
Audit-Related Fees were for assurance and related services related to attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.
Tax Fees were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, and requests for rulings or technical advice from tax authorities.
All Other Fees were for services rendered for accounting research, internal audit software licenses and other projects.

MARATHON OIL | PROPOSAL 2: INDEPENDENT AUDITOR 60

The Audit and Finance Committee reviews and approves the fees and expenses of the independent auditor for audit, audit-related, tax and permissible non-audit services. To assure continuing auditor independence, the Audit and Finance Committee annually reviews the independence of the independent auditors, in addition to assuring the regular rotation of the lead audit partner as required and considering whether there should be a rotation of the independent audit firm itself. In conjunction with the mandated rotation of the lead audit partner, the Audit and Finance Committee and its chairperson are directly involved in the selection of PwC’s lead engagement partner.
The Audit and Finance Committee’s Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services is available at www.marathonoil.com under Investors—Corporate Governance—Policies and Reporting—Policies. Among other things, this policy sets forth the procedure for the Audit and Finance Committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception. Notwithstanding the de minimus exception, the Committee’s standard practice is to pre-approve all permissible non-audit services. The Audit and Finance Committee has delegated pre-approval authority of up to $500,000 to the Audit and Finance Committee Chair for unbudgeted items.
The Audit and Finance Committee pre-approved all the fees and services for 2021 and 2020, and did not utilize the de minimus exception in either year.

Proposal 2	For the reasons stated above, your Board of Directors recommends a vote FOR Proposal 2 ratifying the selection of PricewaterhouseCoopers LLP as the Company’s Independent Auditor for 2022.
☑

61 MARATHON OIL | PROPOSAL 2: INDEPENDENT AUDITOR

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we seek your advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation.”
YOUR BOARD RECOMMENDS A VOTE FOR PROPOSAL 3
APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Although this vote is non-binding, the Compensation Committee values your opinion and will consider the voting results when making future decisions about executive compensation.
Additionally, we believe that constructive dialogue with our stockholders provides meaningful feedback about specific executive compensation practices and programs, and we encourage our stockholders to communicate directly with both management and the Compensation Committee about executive compensation. Stockholders may contact the Compensation Committee Chair to provide input on executive compensation matters at any time by emailing compchair@marathonoil.com.
As described under “Compensation Discussion and Analysis,” the Compensation Committee, comprised entirely of independent directors, has established an executive compensation program that rewards both company and individual performance. Our Compensation Committee consistently exercises great care and discipline in determining executive compensation. Executive compensation decisions are made in order to attract, retain and motivate talented executives to deliver business results and long-term value to our stockholders.
We currently seek the advisory vote of our stockholders to approve the compensation of our named executive officers on an annual basis and expect that the next such advisory vote will be held at our 2023 Annual Meeting.

Proposal 3	For the reasons stated above, your Board of Directors recommends a vote FOR Proposal 3 approving the compensation of our Named Executive Officers.
☑

MARATHON OIL | PROPOSAL 3: COMPENSATION ADVISORY VOTE 62

Q&A ABOUT THE ANNUAL MEETING
When and where is the Annual Meeting?
The Annual Meeting will be held in the Level 6 Auditorium of the One MRO at City Centre, 990 Town & Country Boulevard, Houston, Texas 77024 on Wednesday, May 25, 2022 at 10:00 a.m. Central Time. Under the Company’s By-laws, the Board has the authority to designate the date, time and place of the Annual Meeting.
If the meeting is held via the VSM Platform, you will be able to participate in the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MRO2022 and entering the 16-digit control number found on your proxy card, voting instruction form or Notice.

Who will be admitted to the Annual Meeting?
Admission to the Annual Meeting will be limited to our stockholders of record, persons holding proxies from our stockholders and beneficial owners of our common stock. All in-person attendees must follow the visitor protocols and COVID-19 Safety Requirements outlined below under “What time do I need to arrive to attend the Annual Meeting, and what are Marathon Oil’s visitor protocols and COVID-19 Safety Requirements?”.
If your name appears on a Common Share certificate, you are a stockholder of record (or a registered stockholder), and we will verify your ownership at the meeting in our list of stockholders as of the Record Date (March 28, 2022).
If your shares are held through a bank, broker or other nominee, you must bring proof of your ownership of the shares as of the Record Date (March 28, 2022). This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date.

Where do I park?
One MRO at City Centre, located at 990 Town & Country Boulevard, Houston, Texas 77024, has an adjacent, 8 level parking garage. The parking garage requires visitors to enter the building through the bottom level of the garage via the designated visitor entrance and exit on the east side of the garage. There are elevators on the southwest corner of the garage, along with staircases on each of the southwest and northeast corners of the garage, for individuals to access the bottom level of the garage.
Parking is on a first-come, first-served basis. The entrance to and exit from the garage is staffed, and you will need to park on level 4 or level 6 of the garage once you tell the guard you are here for the Annual Meeting.

WEST
TOWN & COUNTRY BLVD
The Plaza
Office
SOUTH
NORTH
CC6 Future Development
ELEVATORS
Service Only
Parking
TOWN & COUNTRY WAY
10
TOWN & COUNTRY LN
Employee Only Entry & Exit
Employee & Visitor Entry & Exit
EAST

63 MARATHON OIL | QUESTIONS AND ANSWERS

Q&A ABOUT THE ANNUAL MEETING
What time do I need to arrive to attend the Annual Meeting, and what are Marathon Oil’s visitor protocols and COVID-19 Safety Requirements?
In order to allow ample time for check-in, you will need to plan to arrive at One MRO at City Centre, 990 Town & Country Boulevard, Houston, Texas 77024 on Wednesday, May 25, 2022, no later than 9:30 a.m. Central Time. At the pre-registration table, you will be asked to complete a pandemic screening form. Next, at the registration table, you will need to present a government-issued photo identification, along with proof of your stock ownership as outlined above under “Who will be admitted to the Annual Meeting?”
Upon completion of these steps, you will be issued a visitor badge, which you must wear at all times. Prohibited items include backpacks, purses or bags larger than 12”x 6”x 12,” coolers and camera cases. Visitors must adhere to all Marathon Oil COVID-19 Safety Requirements in effect at the time of their visit, which may include social distancing and/or face covering requirements.
Visitors must always be escorted by Marathon security or personnel, and should return the visitor badge when leaving the building after the Annual Meeting is adjourned.

What am I voting on and how does our Board recommend that I vote?
Proposal Number	Subject of Proposal	Recommended Vote	For details see pages starting on
1	Election of Directors	FOR the proposal	5
2	Ratification of Independent Auditor for 2022	FOR the proposal	60
3	Advisory Vote to Approve the 2021 Compensation of Our Named Executive Officers	FOR the proposal	62
Who may vote?
You may vote at the annual meeting and any postponement or adjournment thereof if you held Marathon Oil common stock at the close of business on March 28, 2022, the record date for the meeting. Each share of common stock is entitled to one vote. As of the record date, there were 718,560,866 shares of Marathon Oil common stock outstanding and entitled to vote.

If I am a beneficial owner of Marathon Oil shares, how do I vote?
If you are a beneficial owner of Marathon Oil common stock held in street name (by a brokerage firm, bank or other nominee record holder), you should have received either a Notice or a voting instruction card with these proxy materials from the record owner of the shares. Follow the instructions in the Notice or the voting card to vote by mail, telephone or Internet.
To vote in person at the Annual Meeting, you must obtain a valid proxy from the record owner. Follow your bank or broker’s instruction to obtain this proxy prior to your arrival at the Annual Meeting.

Who is soliciting my vote?
Our Board is soliciting your proxy to vote your shares at the Annual Meeting. In connection with this solicitation, we mailed a Notice Regarding the Availability of Proxy Materials (Notice) to our stockholders on or about April 13, 2022. You may access the proxy materials online or request a printed set of the proxy materials by following the instructions in the Notice.

What is included in the proxy materials for the Annual Meeting?
The proxy materials include the Notice, this Proxy Statement and our 2021 Annual Report. If you requested printed versions by mail, the proxy materials also include the proxy card or voting instructions. The proxy materials are being distributed and made available on or about April 13, 2022.

MARATHON OIL | QUESTIONS AND ANSWERS 64

Q&A ABOUT THE ANNUAL MEETING
Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We provide our proxy materials online. Unless you request a printed copy of the proxy materials or reside outside the United States, we will send you a Notice explaining how to access the proxy materials online or to request a printed copy. You can request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

How do I vote? There are four ways to vote:
ONLINE	Vote online at www.proxyvote.com or scan the QR code on your Notice or proxy card with a smart phone. You will need the 16-digit number included in your Notice, proxy card or voting instructions.
TELEPHONE	Vote by phone by dialing 1-800-690-6903 and following the recorded instructions. You will need the 16-digit number included in your Notice, proxy card or voting instructions.
MAIL	Only if you received a proxy card by mail, you may send your completed and signed proxy card in the envelope provided.
IN PERSON
You may vote in person at the Annual Meeting if you are a registered stockholder (your name appears on a Common Share certificate), or if you obtain a valid proxy from the record owner prior to the Annual Meeting.

To be counted, votes online, telephone or mail must be received by 11:59 p.m. Eastern Time on May 24, 2022, for shares held by registered holders directly, and by 11:59 p.m. Eastern Time on May 22, 2022, for shares held in the Marathon Oil Company Thrift Plan and the Marathon Petroleum Thrift Plan.

May I change my vote?
If you are a record holder of Marathon Oil common stock, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:
»    voting again by telephone or online;
»    sending us a signed proxy card dated later than your last vote;
»    notifying the Secretary of Marathon Oil in writing; or
»    voting in person at the meeting.

How many votes are needed to approve each of the proposals?
Directors will be elected by a majority of the votes cast. To be elected, the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director. Abstentions will have no effect in director elections.
Each other proposal will require the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting or by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against such proposal. Broker non-votes are not counted as either votes for or votes against a proposal.

What are broker non-votes?
Brokers may vote on routine matters, such as ratification of the independent auditor, without customer voting instructions. However, brokers may not vote on non-routine matters, such as the election of directors and approval of executive compensation, without customer voting instructions. Broker-held shares that are not voted on non-routine matters are referred to as broker non-votes.

65 MARATHON OIL | QUESTIONS AND ANSWERS

Q&A ABOUT THE ANNUAL MEETING
How many votes are needed for a quorum?
Under our By-laws, a quorum is one third of the voting power of the outstanding shares entitled to vote. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

Who pays for the proxy solicitation related to the meeting?
We do. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will receive no additional compensation for this work. We will arrange for brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses incurred in connection with forwarding the material.

How will other matters raised at the meeting be voted?
If any matters other than those on the proxy card are presented at the meeting, the proxy committee will vote on them using its best judgment. Under our By-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Secretary between December 15, 2021 and January 14, 2022, accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented.

If I want to submit a stockholder proposal for consideration at the 2023 Annual Meeting, when is that proposal due?
Stockholder proposals submitted for inclusion in our 2023 Proxy Statement must be received in writing by our Secretary no later than the close of business on December 14, 2022. Stockholder proposals submitted outside the process for inclusion in the Proxy Statement must be received in writing by our Secretary on or after December 14, 2022, and no later than the close of business on January 13, 2023, and must be accompanied by certain information about the stockholder making the proposal, in accordance with our By-laws.

If I want to nominate a director for consideration at the 2023 Annual Meeting, when is that nomination due?
Eligible stockholders may nominate a candidate for election to our Board for inclusion in our 2023 Proxy Statement in accordance with the “proxy access” provisions of our By-laws.  Stockholder nominations for director submitted for inclusion in our 2023 Proxy Statement must be received in writing by our Secretary on or after December 14, 2022, and no later than the close of business on January 13, 2023, and must otherwise comply with all of the requirements of the By-laws.
Stockholder nominations for director submitted outside the “proxy access” process must be received in writing by our Secretary on or after December 14, 2022, and no later than the close of business on January 13, 2023, and must otherwise comply with all of the requirements of the By-laws.
In addition to satisfying the foregoing requirements under the Company’s By-Laws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 26, 2023.

Will I receive more than one copy of the proxy materials if multiple stockholders share my address?
Unless we have received contrary instructions from one or more of the stockholders sharing your address, we will send only one set of proxy materials to your household. Upon oral or written request, we will promptly send a separate copy of the proxy materials to any stockholder at your address. To request separate or single delivery of these materials now or in the future, call us at 1-866-984-7755 or write to us at Marathon Oil Corporation, Shareholder Services Office, 990 Town & Country Boulevard, Houston, TX 77024.

MARATHON OIL | QUESTIONS AND ANSWERS 66

OTHER BUSINESS
As of the date of this Proxy Statement, our management has no knowledge of any business to be presented for consideration at the Annual Meeting, other than that set forth in the Notice of Annual Meeting of Stockholders and as more specifically described in this Proxy Statement, and, therefore, it is not expected that any other business will be brought before the Annual Meeting. However, if any other business should properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the signed proxies received by them in accordance with their best judgment on such business and any matters dealing with the conduct of the Annual Meeting.
By order of our Board of Directors,
Kim Warnica
Executive Vice President, General Counsel and Secretary
April 13, 2022
Houston, Texas
Your vote is very important – please vote promptly.

67 MARATHON OIL | OTHER BUSINESS

ANNEX A
Non-GAAP Reconciliations
Marathon Oil’s consolidated financial statements for the year ended December 31, 2021 are presented in conformity with U.S. GAAP. Certain measures in this Proxy Statement do not have any standardized meaning as prescribed by US GAAP and therefore, are considered Non-GAAP measures. Non-GAAP measures are not alternatives to GAAP measures, and you should not consider non-GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. This Proxy Statement contains references to the following Non-GAAP measures:
Free Cash Flow
Our presentation of free cash flow is a non-GAAP measure. Free cash flow before dividend (“free cash flow”) is defined as net cash provided by operating activities adjusted for working capital, capital expenditures, and EG LNG return of capital and other. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and other distributions to stockholders.

(in millions)	2021
Net cash flow provided by operating activities (GAAP)	$3,239
Adjustments:
Changes in working capital	$(25)
Capital Expenditures(a)	$(1,032)
EG LNG return of capital and other	$57
Free Cash Flow	$2,239
(a) Consists of additions to Property, Plant and Equipment of $(1,046) million adjusted for the change in working capital associated with Property, Plant and Equipment of $14 million.

Reinvestment Rate
Our presentation of reinvestment rate is a non-GAAP measure. The reinvestment rate is defined as total capital expenditures divided by operating cash flow before working capital. Management believes the reinvestment rate is useful to investors to demonstrate the Company’s commitment to generating cash for use towards investor-friendly purposes (which includes balance sheet enhancement, base dividend and other return of capital).

(in millions)	2021
Total capital expenditures(a)	$1,032
Operating cash flow before changes in working capital(b)	$3,214
Reinvestment Rate	32%
(a) Consists of additions to Property, Plant and Equipment of $1,046 million adjusted for the change in working capital associated with Property, Plant and Equipment of $(14) million.
(b) Consists of net cash provided by operating activities of $3,239 million adjusted for changes in operating working capital of $25 million.

MARATHON OIL | ANNEX A A-1

# EMPOWERED TO MAKE A DIFFERENCE

Marathon Oil
990

Photo of the Headquarters in Houston, Texas.

**Marathon Oil Corporation**
990 Town and Country Boulevard
Houston, TX 77024

C/O SHAREHOLDER SERVICES P.O. BOX 2069 HOUSTON, TX 77252-2069

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on May 24, 2022, for shares held by registered holders directly and 11:59 p.m. EDT on May 22, 2022, for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on May 24, 2022, for shares held by registered holders directly and 11:59 p.m. EDT on May 22, 2022, for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT on May 24, 2022, for shares held by registered holders directly and at 11:59 p.m. EDT on May 22, 2022, for shares held in the Marathon Oil Company Thrift Plan.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D68945-P63606	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARATHON OIL CORPORATION
Your Board of Directors recommends you vote “FOR” Items 1a. through 1g.
1	Election of directors for a one-year term expiring in 2023

	NOMINEES:	For	Against	Abstain
	1a. Chadwick C. Deaton	☐	☐	☐	Your Board of Directors recommends you vote “FOR” Item 2	For	Against	Abstain
	1b. Marcela E. Donadio	☐	☐	☐	2. Ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2022.	☐	☐	☐
	1c. M. Elise Hyland	☐	☐	☐	Your Board of Directors recommends you vote “FOR” Item 3
	1d. Holli C. Ladhani	☐	☐	☐	3. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
	1e. Brent J. Smolik	☐	☐	☐
	1f. Lee M. Tillman	☐	☐	☐
	1g. J. Kent Wells	☐	☐	☐

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

2022 ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the Annual Meeting of Stockholders, which will be conducted exclusively in person at Marathon Oil Corporation
One MRO, Level 6 Auditorium, 990 Town & Country Blvd., Houston, TX 77024 on Wednesday, May 25, 2022, 10:00 a.m. Central Time.

 Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The 2022 Notice of Annual Meeting of Stockholders and Proxy Statement, the Letter to Stockholders and the 2021 Annual Report on
Form 10-K are available at www.proxyvote.com.

ê(Proxy must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing.)ê
D68946-P63606

Proxy and Voting Instruction Form

This Proxy and Voting Instruction is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 25, 2022

For shares held by registered holders
The undersigned hereby appoints Lee M. Tillman and Dane E. Whitehead, or any of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of Marathon Oil Corporation on Wednesday, May 25, 2022, and at any meeting resulting from any adjournment(s) or postponement(s) thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the 2022 Notice of Annual Meeting and Proxy Statement for such Meeting with respect to which the proxies are instructed to vote as directed on the reverse side. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote the shares unless you sign and return the proxy card.

For shares held in Marathon Oil Company Thrift Plan
These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the Marathon Oil Company Thrift Plan (the "Marathon Oil Plan"). The undersigned, as a participant in the Marathon Oil Plan, hereby directs the Trustee to vote the number of shares of Marathon Oil Corporation common stock credited to the undersigned's account under the Marathon Oil Plan at the Annual Meeting of Stockholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the 2022 Notice of Annual Meeting and Proxy Statement. In the Trustee's discretion, it may vote upon such other matters as may properly come before the Meeting. Your vote is confidential. The shares credited to the account will be voted as directed on the reverse side. If no direction is made, if the card is not signed, or if the card is not received by May 22, 2022, the shares credited to the account will not be voted. You cannot vote the shares in person at the Annual Meeting; the Trustee is the only one who can vote the shares.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE